                               OFFER TO PURCHASE
                     ALL OUTSTANDING SHARES OF COMMON STOCK
       AND ALL OUTSTANDING SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK
   (INCLUDING, IN EACH CASE, THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                       OF
                              HILLS STORES COMPANY
                                       AT
                          $1.50 NET PER SHARE IN CASH
                                      PLUS
                        A DEFERRED CONTINGENT CASH RIGHT
                             (AS DESCRIBED HEREIN)
                                       BY
                             HSC ACQUISITION CORP.,
                          A WHOLLY-OWNED SUBSIDIARY OF
                          AMES DEPARTMENT STORES, INC.

   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, DECEMBER 16, 1998, UNLESS THE OFFER IS EXTENDED.

     THE BOARD OF DIRECTORS OF HILLS STORES COMPANY (THE "COMPANY") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT (AS DEFINED HEREIN) AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN), AND HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     THE COMPANY AND AMES DEPARTMENT STORES, INC. ("PARENT") HAVE ENTERED INTO A STOCK OPTION AGREEMENT PURSUANT TO WHICH, AMONG OTHER THINGS, THE COMPANY HAS GRANTED PARENT AN OPTION TO PURCHASE (THE "STOCK OPTION") UP TO 2,073,753 FULLY PAID AND NONASSESSABLE SHARES OF COMMON STOCK OF THE COMPANY, OR SUCH OTHER NUMBER OF SHARES OF COMMON STOCK OF THE COMPANY AS EQUALS 19.9% OF THE COMPANY'S ISSUED AND OUTSTANDING COMMON STOCK AT THE TIME OF EXERCISE OF THE STOCK OPTION.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (A) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED HEREIN) THAT NUMBER OF SHARES WHICH, WHEN ADDED TO THE SHARES BENEFICIALLY OWNED BY PARENT, HSC ACQUISITION CORP. ("PURCHASER") OR ANY OF THEIR AFFILIATES (IF ANY), CONSTITUTES AT LEAST 60% OF THE SHARES THEN OUTSTANDING ON THE DATE SHARES ARE ACCEPTED FOR PAYMENT, AND (B) PURCHASER HAVING ACQUIRED PRIOR TO, OR SIMULTANEOUS WITH, THE CONSUMMATION OF THE OFFER NOT LESS THAN 66 2/3% IN AGGREGATE PRINCIPAL AMOUNT OF THE THEN OUTSTANDING 12 1/2% SENIOR NOTES DUE 2003 (THE "NOTES") OF THE COMPANY. THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTION 14.
                            ------------------------

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's Shares (as defined herein) should either (i) complete and sign the enclosed Letter of Transmittal (or a facsimile thereof) in accordance with the Instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed (if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a facsimile thereof) and any other required documents to the Depositary (as defined herein) and either deliver the certificates for such Shares to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase, or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee to tender such Shares.

     Any stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3 of this Offer to Purchase.

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be obtained from the Information Agent or brokers, dealers, commercial banks or trust companies.
                            ------------------------

                      The Dealer Manager for the Offer is:
                            BEAR, STEARNS & CO. INC.
NOVEMBER 18, 1998

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                              ----
INTRODUCTION...............................................................................................      1
THE OFFER..................................................................................................      5
  1.  TERMS OF THE OFFER...................................................................................      5
  2.  ACCEPTANCE FOR PAYMENT AND PAYMENT...................................................................      6
  3.  PROCEDURES FOR TENDERING SHARES......................................................................      7
  4.  WITHDRAWAL RIGHTS....................................................................................      9
  5.  CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES................................................     10
  6.  PRICE RANGE OF THE SHARES; DIVIDENDS.................................................................     12
  7.  EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK LISTING; EXCHANGE ACT REGISTRATION; MARGIN
      REGULATIONS..........................................................................................     13
  8.  CERTAIN INFORMATION CONCERNING THE COMPANY...........................................................     15
  9.  CERTAIN INFORMATION CONCERNING PARENT AND PURCHASER..................................................     17
 10.  SOURCES AND AMOUNT OF FUNDS..........................................................................     19
 11.  BACKGROUND OF THE OFFER; PURPOSE OF THE OFFER AND THE MERGER; THE MERGER AGREEMENT, THE STOCK OPTION
      AGREEMENT AND CERTAIN OTHER AGREEMENTS...............................................................     20
 12.  PLANS FOR THE COMPANY; OTHER MATTERS.................................................................     32
 13.  DIVIDENDS AND DISTRIBUTIONS..........................................................................     34
 14.  CONDITIONS TO THE STOCK TENDER OFFER AND THE NOTE TENDER OFFER.......................................     35
 15.  CERTAIN LEGAL MATTERS................................................................................     38
 16.  FEES AND EXPENSES....................................................................................     40
 17.  MISCELLANEOUS........................................................................................     41
SCHEDULE I.................................................................................................     42

TO THE HOLDERS OF COMMON STOCK
AND SERIES A CONVERTIBLE PREFERRED STOCK OF
HILLS STORES COMPANY:

                                  INTRODUCTION

     HSC Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of Ames Department Stores, Inc., a Delaware corporation ("Parent"), hereby offers to purchase (i) all outstanding shares of Common Stock, par value $0.01 per share (the "Common Stock"), including the preferred stock purchase rights associated therewith issued pursuant to the Rights Agreement (as defined below) (the "Rights" and, together with the Common Stock, the "Common Shares"), of Hills Stores Company, a Delaware corporation (the "Company"), and (ii) all outstanding shares of Series A Convertible Preferred Stock, par value $0.10 per share (the "Preferred Stock"), including the associated Rights (the Preferred Stock, together with the associated Rights, the "Preferred Shares"; and, together with the Common Shares, the "Shares"), of the Company, at a price of $1.50 per Share, net to the seller in cash (the "Cash Offer Price"), without interest, plus a Deferred Contingent Cash Right described more fully below and in Section 11 hereof (a "DCCR", and together with the Cash Offer Price, the "Total Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, collectively constitute the "Offer").

     Tendering stockholders of record who tender Shares directly will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a bank or broker should check with such institution as to whether they charge any service fees. Purchaser will pay all fees and expenses of Bear, Stearns & Co. Inc., which is acting as the Dealer Manager for the Offer (in such capacity, the "Dealer Manager"), ChaseMellon Shareholder Services, L.L.C., which is acting as the depositary in connection with the Offer (in such capacity, the "Depositary"), and D.F. King & Co., Inc., which is acting as the information agent (in such capacity, the "Information Agent"), incurred in connection with the Offer and in accordance with the terms of the agreements entered into between Purchaser and/or Parent and each such person. See Section 16.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 12, 1998 (the "Merger Agreement"), by and among Parent, Purchaser and the Company. Pursuant to the Merger Agreement and in accordance with the Delaware General Corporation Law, as amended (the "DGCL"), as soon as practicable after the completion of the Offer and satisfaction or waiver, if permissible, of all conditions, including the purchase of Shares pursuant to the Offer (sometimes referred to herein as the "Consummation of the Offer") and the approval and adoption of the Merger Agreement by the stockholders of the Company (if required by applicable law), Purchaser shall be merged with and into the Company (the "Merger"), and the Company will be the surviving corporation in the Merger (the "Surviving Corporation"). At the effective time of the Merger (the "Effective Time"), each Share then outstanding, other than Shares held by
(i) the Company or any of its subsidiaries, (ii) Parent, Purchaser or any of its subsidiaries, and (iii) stockholders who have properly exercised their dissenters' rights under the DGCL, will be cancelled and converted automatically into the right to receive $1.50 in cash, or any higher price per Share paid in the Offer, and a DCCR (together, the "Merger Consideration"), without interest. The Merger Agreement is more fully described in Section 11.

     Pursuant to the terms of the Merger Agreement, the DCCR to be issued to holders of Shares (other than Parent or Purchaser, or the Company, or their respective subsidiaries) in the Offer and the Merger will entitle each such holder to an amount equal to a pro rata share (rounded up to the nearest cent) of 25% of the Net Recovery (as defined below), if any. For these purposes a holder's pro rata share is a fraction, the numerator of which is the number of Shares held by such person immediately prior to the Consummation of the Offer or at the time of the Merger, as the case may be, and the denominator of which is the total number of Shares outstanding immediately prior to the Consummation of the Offer after giving effect to the exercise after the Consummation of the Offer of any options, warrants and rights under the Company's Associate Stock Purchase Plan. The Merger Agreement defines the term "Net Recovery" to mean
(1) the sum of (A) cash payments, if any, actually received by the Surviving Corporation in respect of a final, non-appealable judgment in or settlement (including any cash tax refund received by any defendant and paid over to the Surviving Corporation) of the Hills Litigation (as defined below) and any advances to other parties recovered by the Surviving Corporation and
(B) amounts received after the Consummation of the Offer from certain employees of the Company who settled related claims prior to such time or who otherwise make payments after such time in respect of such related claims (including any cash tax refund received by any such persons and paid over to the Surviving Corporation), together with any interest earned on the foregoing (such cash payments are hereinafter collectively referred to as, the "Cash Payment"), minus, without prioritization (2) the sum of (A) the aggregate expenses incurred after Consummation of the Offer by Parent, Purchaser, the Company or the Surviving Corporation in prosecuting and defending the Hills Litigation and obtaining such Cash Payment, (B) the aggregate payments or advances by the Company or the Surviving Corporation after Consummation of the Offer to or on behalf of third parties relating to claims of indemnification in connection with the Hills Litigation, (C) a fee to be paid to members of a committee to be designated by the Company's Board of Directors prior to the Consummation of the Offer (the "Litigation Committee") as compensation for the performance of their services under the Merger Agreement in connection with the Hills Litigation, (D) any indemnification payments on behalf of the Litigation Committee pursuant to the applicable section of the Merger Agreement, and
(E) any payments or settlements made by the Surviving Corporation on counterclaims under the Hills Litigation. The Merger Agreement defines the term "Hills Litigation" as the lawsuit styled Hills Stores Company v. Bozic, et al. (Del. Ch., filed September 1995) and the counterclaims asserted in such action, and any other claims by the Company arising out of or with respect to the subject matter of the claims filed by the Company against the defendants in the aforesaid action. For the purposes of the discussion of the DCCRs and the definitions of "Hills Litigation" and "Net Recovery" in this Statement, the term "Surviving Corporation" shall refer to either the Surviving Corporation or the Company after Consummation of the Offer and the terms "Company" and "Surviving Corporation" shall include in each case any of their respective subsidiaries. See Sections 8 and 11. THE VALUE OF DCCRS IS DEPENDENT UPON THE OUTCOME OF THE HILLS LITIGATION. SEE THE CAPTION "THE COMPANY--HILLS LITIGATION" IN SECTION 8. THE AMOUNT, IF ANY, THAT MAY BE RECOVERED IN CONNECTION WITH THE HILLS LITIGATION IS IMPOSSIBLE TO ESTIMATE AT THIS TIME, AND ANY RECOVERY IS DEPENDENT ON THE FAVORABLE RESOLUTION OF MANY COMPLEX FACTUAL AND LEGAL ISSUES. THERE CAN BE NO ASSURANCE THAT THE DCCRS ULTIMATELY WILL HAVE ANY VALUE RESULTING IN ANY PAYMENT BEING MADE WITH RESPECT THERETO.

     A DCCR WILL NOT (I) BE TRANSFERABLE BY ANY RECIPIENT THEREOF, EXCEPT BY WILL OR PURSUANT TO THE LAWS OF DESCENT AND DISTRIBUTION OR BY OPERATION OF LAW,
(II) BE EVIDENCED BY A CERTIFICATE OR OTHER INSTRUMENT, (III) POSSESS ANY VOTING RIGHTS, (IV) RECEIVE OR BE ENTITLED TO RECEIVE ANY DIVIDENDS OR INTEREST, OR
(V) REPRESENT ANY EQUITY INTEREST IN THE COMPANY, PURCHASER, PARENT OR THE SURVIVING CORPORATION. If no payments on the DCCRs have been made by the fifth anniversary of the Effective Time, the DCCRs shall expire and none of the Company, Purchaser, Parent or the Surviving Corporation shall have any further obligations with respect thereto; provided, however, that the Surviving Corporation and the Litigation Committee will use commercially reasonable efforts to extend the term of the DCCRs if the Hills Litigation is not resolved within such five-year period or if any settlement entered into has not been fully performed.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     The Company has advised Parent and Purchaser that Warburg Dillon Read LLC ("Warburg Dillon Read"), financial advisor to the Company, has delivered to the Company Board its written opinion, dated as of November 11, 1998 (the "Financial Advisor Opinion"), to the effect that, as of such date, the $1.50 per Share in cash to be offered to the holders of Shares in the Offer and the Merger is fair, from a financial point of view, to such holders. A copy of the Financial Advisor Opinion is attached in full as an exhibit to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which has been filed by the Company with the Securities and Exchange Commission (the "Commission") in connection with the Offer and is being mailed to holders of Shares herewith. Holders of Shares are urged to, and should, read the Financial Advisor Opinion carefully.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (A) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE THAT NUMBER OF SHARES WHICH, WHEN ADDED TO THE SHARES BENEFICIALLY OWNED BY PARENT OR PURCHASER OR ANY OF THEIR AFFILIATES (IF ANY), REPRESENTS AT LEAST

60% OF THE SHARES OUTSTANDING ON THE DATE SHARES ARE ACCEPTED FOR PAYMENT (THE "MINIMUM STOCK CONDITION"), AND (B) PURCHASER HAVING ACQUIRED PRIOR TO, OR SIMULTANEOUS WITH, THE CONSUMMATION OF THE OFFER NOT LESS THAN 66 2/3% AGGREGATE PRINCIPAL AMOUNT OF THE THEN OUTSTANDING NOTES (THE "NOTE PURCHASE CONDITION"). THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTION 14. As used in this Offer to Purchase, the term "then outstanding Shares" includes all Shares outstanding as of the date of the Consummation of the Offer. The Company has represented and warranted to Parent and Purchaser that, as of November 12, 1998, there were 10,420,870 Common Shares issued and outstanding, 1,382,211 Common Shares issuable pursuant to the exercise of outstanding options ("Options"), with exercise prices ranging from $2.75 to $18.25 per share, 432,903 Common Shares issuable pursuant to the exercise of warrants expiring October 4, 2000, all of which have an exercise price of $30.00 per share (the "Warrants"), 6,051 Common Shares issuable pursuant to the Company's Series 1993 Stock Rights with an exercise price of $0.01 per Common Share, and 848,931 Preferred Shares issued and outstanding. The Certificate of Designations for the Preferred Stock provides that each share of Preferred Stock is convertible, at any time, into one Common Share, subject to adjustment as provided therein. The Merger Agreement provides, among other things, that the Company will not, without the prior written consent of Parent, issue any additional Shares (except upon the exercise of outstanding Options or Warrants or the conversion of the Preferred Shares and except pursuant to the Stock Option Agreement (as hereinafter defined) and the Company's Associate Stock Purchase Plan). The Company has agreed in the Merger Agreement to amend the Company's Associate Stock Purchase Plan so that no additional Common Shares will be issuable thereunder in connection with the Offer or the Merger from and after the date of the Merger Agreement. See Section 11. Based on the foregoing and assuming that no Shares will be issued upon the exercise of outstanding Options or Warrants because the exercise prices therefor exceed $1.50, that no Common Shares will be issuable under the Company's Associate Stock Purchase Plan and that 6,051 Common Shares will be issuable under the Company's Series 1993 Stock Rights, Purchaser believes that the Minimum Stock Condition will be satisfied if 6,765,511 Shares are validly tendered and not withdrawn prior to the Expiration Date.

     The Company has entered into a Stock Option Agreement, dated as of November 12, 1998 (the "Stock Option Agreement"), with Parent and Purchaser pursuant to which the Company has granted to Parent an irrevocable option (the "Stock Option") to purchase up to 2,073,753 fully paid and nonassessable Common Shares or such other number of Common Shares as equals 19.9% of the issued and outstanding Common Shares at the time of exercise of the Stock Option, at a purchase price of $1.50 per Common Share, exercisable upon the occurrence of certain events.

     The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer, and from time to time thereafter, Parent shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Company Board as will give Parent representation on the Company Board equal to the product of the number of the total directors on the Company Board (giving effect to the directors to be elected as described in this sentence) multiplied by the percentage that the aggregate number of Shares then beneficially owned by Purchaser and its affiliates following such purchase bears to the total number of Shares then outstanding. In the Merger Agreement, the Company has agreed to take all actions necessary to cause Parent's designees to be elected as directors of the Company, including increasing the size of the Company Board or securing the resignations of incumbent directors or both. See
Section 11.

     Consummation of the Merger is conditioned upon, among other things, the approval and adoption by the requisite vote of stockholders of the Company of the Merger Agreement and the Merger, if required by applicable law and the Company's Certificate of Incorporation (the "Certificate of Incorporation"). See
Section 11. Under the DGCL and pursuant to the Certificate of Incorporation, the affirmative vote of the holders of a majority of outstanding Common Shares and Preferred Shares, voting together as a single class, is the only vote of any class or series of the Company's capital stock that would be necessary to approve the Merger Agreement and the Merger at a meeting of the Company's stockholders. If the Minimum Stock Condition is satisfied and Purchaser purchases at least a majority of the outstanding Shares entitled to vote on the approval of the Merger and the Merger Agreement, Purchaser will be able to effect the Merger without the affirmative vote of any other stockholder. Pursuant to the Merger Agreement, Parent and Purchaser have agreed to vote the Shares acquired by them pursuant to the Offer in favor of the Merger. See
Section 12. The Merger Agreement and the Stock Option Agreement are more fully described in Section 11.

     Under Section 253 of the DGCL, if a corporation owns at least 90% of the outstanding shares of each class of a subsidiary corporation, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the board of directors or the stockholders of such other corporation (a "short-form merger"). In the event that Purchaser acquires in the aggregate at least 90% of the outstanding Common Shares and at least 90% of the outstanding Preferred Shares pursuant to the Offer or otherwise, then, at the election of Parent, a short-form merger of Purchaser with and into the Company could be effected without any further approval of the Company Board or the stockholders of the Company. Even if Purchaser does not own 90% of the outstanding Common Shares or 90% of the outstanding Preferred Shares following consummation of the Offer, Parent could seek to purchase additional shares in the open market or otherwise in order to reach the applicable 90% threshold and employ such a short-form merger. The per share consideration paid for any Shares so acquired in open market purchases may be greater or less than the Cash Offer Price. Parent presently intends to effect a short-form merger, if permitted to do so under the DGCL, pursuant to which Purchaser will be merged with and into the Company. See Section 12.

     The Company has distributed one Right for each outstanding Share pursuant to the Rights Agreement, dated as of August 16, 1994, by and between the Company and Chemical Bank, as Rights Agent (the "Rights Agreement"). The Company has represented in the Merger Agreement that it has taken all necessary action under the Rights Agreement so that (x) none of the execution or delivery of the Merger Agreement or the Stock Option Agreement, consummation of the Offer, or any other transaction contemplated by the Merger Agreement or the Stock Option Agreement will cause (i) the Rights to become exercisable under the Rights Agreement, (ii) Parent or Purchaser to be deemed an "Acquiring Person" (as defined in the Rights Agreement), or (iii) the "Distribution Date" (as defined in the Rights Agreement) to occur upon any such event, and (y) the "Expiration Date" (as defined in the Rights Agreement) of the Rights shall occur immediately prior to the Effective Time.

     The Merger Agreement also provides that, as promptly as reasonably practicable after the date of the Merger Agreement, but in no event later than five business days after the first public announcement of the execution thereof, and upon the terms and subject to the conditions of the Merger Agreement, Purchaser or its designee shall make a tender offer (the "Note Offer to Purchase") for all of the Notes. In connection with the Note Offer to Purchase, Purchaser or its designee intends to solicit consents ("Consents") from the holders of the Notes to certain proposed amendments to and a waiver of certain provisions of the Indenture, dated as of April 19, 1996 (the "Indenture"), among the Company, the Guarantors party thereto and Fleet National Bank, as Trustee (the "Consent Solicitation" and together with the Note Offer to Purchase, the "Note Tender Offer"). The Note Tender Offer will be made at a price of $550 for each $1,000 principal amount of the Notes payable in cash (the "Note Tender Cash Consideration"), which amount includes all accrued and unpaid interest to but not including the date of payment, plus a DCCR. A portion of the Note Tender Cash Consideration equal to $30 for each $1,000 principal amount of Notes is a payment for the delivery of a Consent in accordance with the terms of the Consent Solicitation. The Note Tender Offer is conditioned upon (i) the condition that the aggregate principal amount of Notes validly tendered and not withdrawn prior to the expiration of the Note Tender Offer, combined with the Notes already owned by Parent, Purchaser or any of their affiliates, constitutes at least 66 2/3% in aggregate principal amount of the then outstanding Notes at the expiration of the Note Tender Offer (the "Minimum Note Condition"),
(ii) the condition that Purchaser receive Consents from at least 66 2/3% of the outstanding principal amount of the Notes, and (iii) the condition that Purchaser has acquired or is simultaneously acquiring not less than 51% of the then outstanding Shares (the "Stock Purchase Condition"). The Note Tender Offer is also subject to other conditions described in Section 14 under the caption "Note Tender Offer", including the Minimum Stock Condition. Pursuant to the terms of the Merger Agreement, the DCCR to be received in the Note Tender Offer will entitle a holder of Notes that are purchased in the Note Tender Offer to an amount equal to such holder's pro rata share (rounded up to the nearest cent) of 50% of any Net Recovery. Any such holder's pro rata share, will be a fraction, the numerator of which is the principal amount of the Notes purchased by the Purchaser from such holder of Notes and the denominator of which is the total principal amount of all Notes purchased in the Note Tender Offer.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

1. TERMS OF THE OFFER.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date, and not withdrawn in accordance with
Section 4. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Wednesday, December 16, 1998, unless and until Purchaser, in accordance with the terms of the Offer, but subject to the limitations of the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

     The Offer is conditioned upon the satisfaction of the Minimum Stock Condition, the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Note Purchase Condition, and the other conditions set forth in
Section 14 under the caption "Stock Tender Offer". If such conditions are not satisfied prior to the Expiration Date, Parent and Purchaser reserve the right, subject to the terms of the Merger Agreement and subject to complying with applicable rules and regulations of the Commission, to (i) delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for, any Shares pending receipt of any regulatory approval specified in Section 15, (ii) terminate the Offer and not accept for payment any Shares upon the occurrence of any of the conditions specified in Section 14 under the caption "Stock Tender Offer" and (iii) waive any condition or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. The Merger Agreement provides that, without the consent of the Company, Parent and Purchaser will not (i) decrease the price per Share payable pursuant to the Offer, (ii) change the form of consideration payable pursuant to the Offer, (iii) reduce the maximum number of Shares sought pursuant to the Offer, (iv) eliminate the Note Purchase Condition, (v) reduce the Minimum Stock Condition to below 51% of the then outstanding Shares,
(vi) otherwise modify or amend the conditions to the Offer or any other term of the Offer in a manner that is materially adverse to the holders of the Shares,
(vii) extend the expiration date of the Offer beyond January 4, 1999 (except that Purchaser may extend the expiration date of the Offer through January 9, 1999 as required to comply with any rule, regulation or interpretation of the Commission) or (viii) impose conditions to the Offer in addition to those set forth in Section 14 under the caption "Stock Tender Offer". During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw his or her Shares. See Section 4.

     Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with Rules 14d-4(c), 14d-6(d) and 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without limiting the obligation of Purchaser under such Rules or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service.

     If Purchaser extends the Offer, or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of, or payment for, Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. However, the ability of Purchaser to delay the payment for Shares which Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer.

     If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the Commission has stated its view that an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition, such as the Minimum Stock Condition, is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five (5) business days from the date a material change is first published, or sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of ten
(10) business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. If, prior to the Expiration Date, Purchaser increases the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer whether or not such Shares were tendered prior to such increase.

     The Company has provided Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay for, as soon as practicable after the Expiration Date, all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Purchaser and not withdrawn, if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the cash purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering stockholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book-Entry Confirmation (as defined below) with respect thereto), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occur at different times. The per share consideration paid to any holder of Shares pursuant to the Offer will be the highest per share consideration paid to any other holder of such Shares pursuant to the Offer.

     UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law. If Purchaser is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer (including such rights as are set forth in Sections 1 and 14) (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 4.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted representing more Shares than are tendered, certificates evidencing Shares not tendered or not accepted for purchase will be returned to the tendering stockholder, or such other person as the tendering stockholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. In the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility (as defined below) pursuant to the procedures set forth in Section 3, such Shares will be credited to such account maintained at the Book-Entry Transfer Facility as the tendering stockholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. If no such instructions are given with respect to Shares delivered by book-entry transfer, any such Shares not tendered or not purchased will be returned by crediting the account at the Book-Entry Transfer Facility designated in the Letter of Transmittal as the account from which such Shares were delivered.

     Purchaser reserves the right to transfer or assign, in whole or, from time to time, in part, to one or more of its affiliates, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURES FOR TENDERING SHARES.

     Valid Tender. For Shares to be validly tendered pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates evidencing tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered to the Depositary pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation."

     DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY WILL NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instruction 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

           (i) such tender is made by or through an Eligible Institution;

           (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) the certificates for (or a Book-Entry Confirmation with respect to) such Shares, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, are received by the Depositary within three (3) trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange (the "NYSE") is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

     Appointment. By executing the Letter of Transmittal as set forth above (including delivery through an Agent's Message), the tendering stockholder will irrevocably appoint designees of Parent as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all non-cash dividends, distributions, rights, other Shares or other securities issued or issuable in respect of such Shares on or after November 12, 1998

(collectively, "Distributions"). All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective if, as and when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. All such powers of attorney and proxies will be irrevocable and will be deemed granted in consideration of the acceptance for payment by Purchaser of Shares tendered in accordance with the terms of the Offer. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares (and any and all Distributions) will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Parent will thereby be empowered to exercise all voting and other rights with respect to such Shares (and any and all Distributions), including, without limitation, in respect of any annual or special meeting of the Company's stockholders (and any adjournment or postponement thereof), actions by written consent in lieu of any such meeting or otherwise, as each such attorney-in-fact and proxy or his substitute shall in his sole discretion deem proper. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares (and any and all Distributions), including voting at any meeting of stockholders.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of which, or payment for which, may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right, in its sole discretion, subject to the provisions of the Merger Agreement, to waive any defect or irregularity in any tender of Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to the terms of the Merger Agreement, Purchaser's interpretation of the terms and conditions of the Offer in this regard (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Backup Withholding. Under the "backup withholding" provisions of federal income tax law, unless a tendering registered holder, or its assignee (in either case, the "Payee"), satisfies the conditions described in Instruction 10 of the Letter of Transmittal or is otherwise exempt, the cash payable as a result of the Offer may be subject to backup withholding tax at a rate of 31% of the gross proceeds. To prevent backup withholding, each Payee should complete and sign the Substitute Form W-9 provided in the Letter of Transmittal. See Instruction 10 to the Letter of Transmittal.

4. WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4 or as provided by applicable law, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by Purchaser pursuant to the Offer, may also be withdrawn at any time after January 17, 1999.

     To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures.

     Withdrawals of tendered Shares may not be rescinded, and any Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

     The following is a summary of certain material U.S. federal income tax consequences resulting from the sale of the Shares pursuant to the Offer. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, and rulings and judicial decisions in effect on the date hereof, all of which are subject to change, possibly with retroactive effect, which could affect the continuing validity of this discussion. HOLDERS OF SHARES ("HOLDERS") SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THOSE ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO THEM IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

     This discussion does not address the federal income tax consequences to Holders (i) who do not hold the Shares as a capital asset within the meaning of
Section 1221 of the Code, (ii) who are subject to special rules or treatment under the federal income tax laws, including, without limitation, non-U.S. persons, dealers in securities or foreign currency, tax-exempt organizations, real estate investment trusts, regulated investment companies, banks, thrifts, insurance companies, other financial institutions, or taxpayers who hold the Shares as part of a "straddle," "hedge" or "conversion transaction" or who have a "functional currency" other than the United States dollar, or (iii) who acquired their Shares pursuant to the exercise of employee stock options or otherwise as compensation. This discussion also does not consider any aspect of federal estate or gift taxation, state, local or foreign income or other taxation.

     No rulings have been requested from the Internal Revenue Service (the "Service") with respect to any of the tax aspects of or relating to the Offer. As indicated below, as a result of the Deferred Contingent Cash Rights ("DCCRs") the tax consequences of a sale of Shares pursuant to the Offer is uncertain. The presence of the DCCRs as a component of the Total Offer Price may affect, for federal income tax purposes, the timing and/or character of a Holder's gain or loss on the sale of Shares pursuant to the Offer as well as the timing and character of gain or loss on payments received by, or imputed to, such Holder with respect to or upon disposition, termination or expiration of such DCCRs. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE SERVICE WILL NOT CHALLENGE ANY OR ALL OF THE TAX CONSEQUENCES DESCRIBED BELOW OR OTHERWISE RELATING TO THE OFFER, OR THAT ANY SUCH CHALLENGE WOULD NOT BE SUSTAINED.

     THE FOLLOWING SUMMARY IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE PARTICULAR CIRCUMSTANCES OF EACH HOLDER. ACCORDINGLY, EACH HOLDER IS URGED TO CONSULT WITH ITS OWN TAX ADVISOR AS TO THE CONSEQUENCES OF TENDERING OR FAILING TO TENDER SHARES, INCLUDING THE APPLICATION AND EFFECT OF ANY FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX LAWS.

A. TAX IMPLICATIONS TO HOLDERS

     The federal income tax consequences of the Offer to a Holder, including the receipt and ownership of DCCRs, will depend, among other things, on whether the DCCRs have an ascertainable fair market value ("FMV") as of the date the Offer is consummated (the "Consummation Date"), and whether the DCCRs are treated, for federal income tax purposes, as a contract right received in respect of property or as a debt instrument. Other factors may affect a particular Holder's consequences, including the amount and timing of any payments received in respect of such DCCRs and the Holder's method of accounting for interest income.

     1. Gain or Loss on Sale; Receipt and Ownership of DCCRs

     A sale of Shares by Holders pursuant to the Offer will be a taxable transaction for federal income tax purposes. A Holder will generally recognize gain or loss on the sale in an amount equal to the difference between (i) the sum of the cash plus the FMV of any other property, which likely would include the DCCRs, received in exchange for the Shares and (ii) such Holder's adjusted tax basis in the Shares.

     Gain or loss upon a sale of Shares pursuant to the Offer will generally be capital gain or loss. Any such capital gain or loss generally will be long-term capital gain or loss where, at the time of the sale, the Holder has held the Shares for more than one year, or short-term capital gain or loss where, at the time of the sale, the Holder has held the Shares for one year or less.

     As mentioned above, gain or loss in respect of a Holder's sale of Shares will be determined with reference to the amount realized by the Holder, which amount realized will likely include the DCCRs. An important issue affecting Holders receiving DCCRs pursuant to the Offer, including whether a DCCR will be taken into account at the Consummation Date in calculating a Holder's gain or loss, is whether the FMV of the DCCRs, at the Consummation Date, can reasonably be ascertained. Assuming that the DCCRs have a reasonably ascertainable FMV, a Holder's amount realized on the sale of the Shares should then equal the cash plus the FMV of the DCCRs received in the Offer. The Holder's tax basis in the DCCRs would also equal such FMV. The Purchaser believes that one reasonable methodology for ascertaining the FMV of the DCCRs as of the Consummation Date is by reducing the average trading price of the Shares at such date, but not below zero, by the cash distributed to Holders pursuant to the Offer.

     Amounts received as Net Recovery and/or payments to Holders in respect of the DCCRs would cause such Holders to recognize income, gain or loss (the character and timing of which is uncertain). Given the wholly contingent nature of DCCRs, the lack of transferability with respect to the DCCRs, and the uncertain term of the DCCRs, the Purchaser believes that the DCCRs should not be treated as debt instruments for federal income tax purposes. Rather, while subject to some uncertainty, the Purchaser intends to take the position (absent future authoritative clarification) that payments in respect of the DCCRs should be characterized as payments under a contract for the sale or exchange of the Shares and subject to the inputed interest provisions of Section 483 of the Code. In such circumstances, as stated earlier, the Holder's adjusted tax basis in the DCCRs would equal the FMV of such DCCRs at such time that the Holder receives the DCCRs (i.e., the Consummation Date). Payments in respect of the DCCRs would have an interest income component, the amount of which would be a function of the timing of such payment and the applicable federal rate ("AFR") at the Consummation Date. For example, for a payment within 3 years, the interest component would generally be the difference between the payment and its discounted value as of the Consummation Date using the AFR in effect at the Consummation Date for short-term obligations.

     The treatment of the excess of any payment over the amount of interest imputed in respect thereof is unclear. It is possible such excess would be treated as capital gain or loss in respect of the Holder's sale of its Shares or a termination payment in respect of the DCCRs. In the event neither of these characterizations obtain, such excess would be treated as ordinary income or loss. Any such income, gain or loss would be calculated with reference to the Holder's adjusted tax basis in the DCCRs; the timing of such income, gain or loss and the allocation of basis in calculating the amount thereof may depend upon, among other things, whether the settlement or resolution of the litigations underlying payments with respect to the DCCRs occurs at one time or over an extended period of time, and upon the structuring of any such settlement or resolution.

     If Section 483 of the Code is determined not to govern such DCCRs, e.g., if the DCCRs are treated as debt instruments, the timing and character of a Holder's income in respect of the receipt of, and payment under, the DCCRs may differ, including the possibility that the Holder's imputed interest income in respect of the DCCRs would be accelerated (with the result that income may be recognized earlier than the actual receipt of a payment) and that the excess of any payment over the amount of interest imputed would be treated as additional interest income.

     In the event it is determined that the DCCRs do not have a reasonably ascertainable FMV as of the Consummation Date, the amount, timing and character of a Holder's gain or loss on both its sale of Shares pursuant to the Offer and payments in respect of the DCCRs may differ from that described above.

     2. Information Reporting

     Information statements reporting the payment of the Total Offer Price will be provided to the IRS and to Holders whose Shares are sold pursuant to the Offer (except with respect to Holders that are exempt from the information reporting rules).

     3. Backup Withholding and Substitute Form W-9

     Under federal income tax law, a backup withholding tax equal to 31% of the Total Offer Price will apply if a Holder who tenders Shares is not exempt from backup withholding and (i) fails to furnish such Holder's Taxpayer Identification Number ("TIN") (which, for an individual, is his or her Social Security Number) to the Depositary (as payor) in the manner required, (ii) furnishes an TIN and the payor is so notified by the IRS, (iii) is notified by the IRS that such Holder has failed to report payments of interest and dividends or (iv) in certain circumstances, fails to certify, under penalties of perjury, that such Holder has not been notified by the IRS that such Holder is subject to backup withholding. Backup withholding does not apply to payments made to certain exempt recipients, such tax-exempt organizations and most corporations. Backup withholding is not an additional tax. Rather, any amounts withheld from a payment to a Holder under the backup withholding rules are allowed as a refund or credit against such Holder's federal income tax liability, provided that the required information is furnished to the IRS. If the Depositary is not provided with the correct TIN, the Holder may be subject to a penalty imposed by the IRS.

     To prevent backup withholding, a Holder or other payee that is not an exempt recipient should complete the Substitute Form W-9 on the Letter of Transmittal certifying that the TIN provided on such form is correct and that such Holder or other payee is not subject to backup withholding.

     B. Tax Implications to the Company

     It is anticipated that the Purchaser's acquisition of the Notes at a discount pursuant to, and in accordance with the terms of, the Note Tender Offer will cause the Company to recognize cancellation of indebtedness ("COD") income. It is also possible that the inclusion of deferred contingent cash rights in the consideration to be received in the Offer may cause the Company to recognize additional gain on consummation of the Note Tender Offer. Based on discussions with the Company, depending on actual results of operations for 1998, it is expected that the Company will have sufficient net operating loss ("NOL") carryovers and current operating losses to offset, for federal income tax purposes, both the COD income and any gain recognized on consummation of the Offer. However, as a result of the transactions contemplated under the Merger Agreement, any remaining NOL carryforwards (and certain other tax attributes) of the Company will be subject to significant limitations.

     THE PRECEDING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE AND DOES NOT CONSIDER THE PARTICULAR FACTS AND CIRCUMSTANCES OF ANY HOLDER'S SITUATION OR STATUS. ACCORDINGLY, HOLDERS (INCLUDING HOLDERS WHO DO NOT TENDER THEIR SHARES) SHOULD CONSULT THEIR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS, AND OF ANY PROPOSED CHANGES IN SUCH APPLICABLE LAWS.

6. PRICE RANGE OF THE SHARES; DIVIDENDS.

     The Common Stock is listed and principally traded through the NYSE and the Boston Stock Exchange (the "BSE") under the symbol "HDS" and the Preferred Stock is listed and principally traded through the NYSE under the symbol "HDSPR". The following tables sets forth, for each of the fiscal quarters indicated, the high and low sales price per Common Stock and Preferred Stock on the NYSE. All prices per share set forth below are as reported in published financial sources.

                                                                                                  COMMON STOCK
                                                                                                ----------------
                                                                                                HIGH        LOW
                                                                                                -----      -----
Fiscal Year Ending January 30, 1999
  Fourth Quarter (through November 17, 1998)...............................................     $1.69      $1.19
  Third Quarter ended October 31, 1998.....................................................      5.06       1.31
  Second Quarter ended August 1, 1998......................................................      7.56       4.06
  First Quarter ended May 2, 1998..........................................................      4.94       2.75
Fiscal Year Ended January 31, 1998
  Fourth Quarter ended January 31, 1998....................................................     $4.00      $3.00
  Third Quarter ended November 1, 1997.....................................................      5.38       3.00
  Second Quarter ended August 2, 1997......................................................      4.88       2.63
  First Quarter ended May 3, 1997..........................................................      6.38       2.88
Fiscal Year Ended February 1, 1997
  Fourth Quarter ended February 1, 1997....................................................     $7.75      $2.75
  Third Quarter ended November 2, 1996.....................................................      8.88       6.75


                                                                                                PREFERRED STOCK
                                                                                                ----------------
                                                                                                HIGH        LOW
                                                                                                -----      -----
Fiscal Year Ending January 30, 1999
  Fourth Quarter (through November 17, 1998)...............................................     $2.75      $1.75
  Third Quarter ended October 31, 1998.....................................................      5.06       1.88
  Second Quarter ended August 1, 1998......................................................      8.00       5.00
  First Quarter ended May 2, 1998..........................................................      5.00       3.06
Fiscal Year Ended January 31, 1998
  Fourth Quarter ended January 31, 1998....................................................     $4.00      $3.00
  Third Quarter ended November 1, 1997.....................................................      5.25       3.50
  Second Quarter ended August 2, 1997......................................................      5.00       2.63
  First Quarter ended May 3, 1997..........................................................      6.38       3.50
Fiscal Year Ended February 1, 1997
  Fourth Quarter ended February 1, 1997....................................................     $7.38      $3.00
  Third Quarter ended November 2, 1996.....................................................      8.63       6.75

     On November 11, 1998, the last full trading day prior to the public announcement of the execution of the Merger Agreement by the Company, Parent and Purchaser, the last reported closing sales price of the Common Shares on the NYSE was $1.31 per Common Share, and the last reported closing sales price of the Preferred Shares on the NYSE was $1.94 per Preferred Share. On November 17, 1998, the last full trading day prior to the commencement of the Offer, the last reported sales price of the Common Shares on the NYSE was $1.44 per Common Share, and the last reported sales price of the Preferred Shares on the NYSE was $1.88 per Preferred Share. Stockholders are urged to obtain a current market quotation for the Common Shares and for the Preferred Shares.

     The Company did not declare or pay any cash dividends with respect to the Shares during any of the periods indicated in the above table. In addition, under the terms of the Merger Agreement, the Company is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Parent and Parent does not intend to consent to any such declaration or payment.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

     Market for the Shares. The purchase of Shares by the Purchaser pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and, depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Stock Listing. The Shares are listed on the NYSE. Depending upon the aggregate market value and the per share price of any Shares not purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the NYSE. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of record holders of at least 100 or more Shares should fall below 1,200, the number of publicly held Shares (exclusive of holdings of officers and directors of the Company and their immediate families and other concentrated holdings of 10% or more) should fall below 600,000, or the aggregate market value of the publicly held Shares should fall below $5,000,000. According to the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1998, there were approximately 2,161 holders of record of Common Shares, and approximately 1,932 holders of record of Preferred Shares as of March 31, 1998. The Company has represented that, as of November 12, 1998, 10,420,870 Common Shares and 848,931 Preferred Shares were issued and outstanding.

     If the NYSE were to delist the Shares, the market therefor could be adversely affected. It is possible that such Shares would continue to trade on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by such exchanges or through the Nasdaq or other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of stockholders and/or the aggregate market value of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the Cash Offer Price.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated.

     Margin Regulations. The Shares are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding stock exchange listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

     Purchaser currently intends to seek delisting of the Shares from the NYSE and the termination of the registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such delisting and termination are met. If the NYSE listing and the Exchange Act registration of the Shares are not terminated prior to the Merger, then the Shares will be delisted from the NYSE and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

8. CERTAIN INFORMATION CONCERNING THE COMPANY.

     General. The information concerning the Company contained in this Offer to Purchase, including that set forth below under the caption "Selected Financial Information," has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. None of Parent, Purchaser, the Dealer Manager or the Information Agent assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, Purchaser, the Dealer Manager or the Information Agent.

     The Company operates, through its wholly-owned subsidiary Hills Department Store Company (collectively with the Company, "Hills"), a chain of discount department stores under the trade name of Hills Department Stores. Hills is a leading regional discount retailer offering a broad range of brand name and other first quality general merchandise. As of November 12, 1998, Hills operated 155 stores in 12 Northeastern, Midwestern and Mid-Atlantic states.

     Selected Financial Information. Set forth below is certain consolidated financial information with respect to the Company, excerpted or derived from the Company's Annual Reports on Form 10-K for the fiscal years ended January 31, 1998 and February 1, 1997 and from its Quarterly Report on Form 10-Q for the fiscal quarter ended November 1, 1997, each as filed with the Commission pursuant to the Exchange Act. More comprehensive financial information is included in such reports and in other documents filed by the Company with the Commission. The following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports, documents and financial information may be inspected and copies may be obtained from the Commission in the manner set forth below under the caption "Available Information." The selected interim consolidated financial information with respect to the Company set forth below with respect to its fiscal quarter ended October 31, 1998 is excerpted from a press release of the Company, dated November 18, 1998 (the "November 18 Press Release"), pursuant to which the Company announced its financial results for such fiscal quarter.

                              HILLS STORES COMPANY
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                  AT AND FOR 39 WEEKS ENDED
                                         (UNAUDITED)
                               --------------------------------                  AT AND FOR FISCAL YEAR ENDED
                               OCTOBER 31,       NOVEMBER 1,       --------------------------------------------------------
                                   1998              1997          JANUARY 31, 1998    FEBRUARY 1, 1997    FEBRUARY 3, 1996
                               --------------    --------------    ----------------    ----------------    ----------------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Net sales...................     $1,119,879        $1,137,328         $1,768,274          $1,878,477          $1,900,104
Operating earnings (loss)...        (37,005)          (10,527)            37,577               8,775              34,187
Net loss....................       (126,011)          (29,885)            (9,015)            (35,058)            (16,666)
Basic and diluted loss per
  common share..............         (12.04)            (2.87)             (0.87)              (3.42)              (1.70)
BALANCE SHEET DATA(1):
Total assets................            N/A         1,096,615            882,581             900,353             863,563
Long-term debt and capital
  lease and sale/leaseback
  financing obligations.....        339,074           343,608            348,754             349,639             303,945
Preferred stock.............         18,086            18,317             18,209              19,942              24,636
Common shareholders'
  equity....................         92,571           196,790            217,978             224,784             254,663

------------------------

(1) The amount of the Company's total assets at October 31, 1998 was not reported in the November 18 Press Release.

     On November 18, 1998, the Company announced certain financial results for its third fiscal quarter ended October 31, 1998 (the "1998 Third Quarter"). These results represent a significant deterioration in the Company's performance. Sales for the 1998 Third Quarter were $399.7 million, an 8% decline from the comparable period in fiscal year 1997. The Company's operating results in the 1998 Third Quarter deteriorated by $17.7 million from an operating profit of $7.0 million in the comparable period in 1997 to an operating loss of $10.7 million in the 1998 Third Quarter. The Company's net loss for the 1998 Third Quarter increased by $91.3 million to $95.2 million for the 1998 Third Quarter from $3.9 million for the comparable period in fiscal year 1997. The Company's net loss for the 1998 Third Quarter included valuation allowances of approximately $85.4 million on all post-emergence deferred and interim tax assets. These allowances were established to reflect the Company's opinion that the realization of the deferred tax assets is uncertain as a result of continuing sales declines and related pre-tax losses. Before income tax provision, the 1998 Third Quarter loss was $25.7 million, a $19.5 million deterioration from the $6.2 million loss for the comparable period in the prior year.

     Other Financial Information. During the course of the discussions between Parent and the Company that led to the execution of the Merger Agreement, the Company provided Parent with certain information about the Company and its financial performance which is not publicly available. This information included forecasts of potential financial performance of the Company (without regard to the impact on the Company of a transaction with Parent) for the remainder of the Company's current fiscal year, which will end January 30, 1999. Subsequent to the date such information was provided to Parent, the Company advised Parent that the Company's financial performance for the remainder of its current fiscal year is expected to be below that which was previously forecasted and that certain key assumptions made in preparing such forecasts are no longer applicable.

     Hills Litigation. The following summary of the lawsuits comprising the Hills Litigation is based on information contained in the Company's Annual Report on Form 10-K for its fiscal year ended January 31, 1998.

     In September 1995, the Company and its wholly-owned subsidiary, Hills Department Store Company, filed a suit in the Court of Chancery of the State of Delaware against the former members of the Board of Directors (the "Former Directors") of the Company. That action seeks, among other things, recovery of damages caused by the breach by the Former Directors of their fiduciary duties to stockholders arising from the refusal of the Former Directors to approve the change in control which took place on July 5, 1995 (the "1995 Change of Control") following the election of seven replacement directors by the stockholders of the Company. The prayer for relief in this action seeks $32.0 million in damages plus consequential damages. In October 1995, the defendants filed a motion to dismiss the suit. In March 1997, the court denied the Former Directors' motion to dismiss.

     In April 1997, three of the Former Directors filed a counterclaim against the Company and the seven replacement directors seeking damages of not less than $2.5 million for breach of contract, unjust enrichment and intentional interference with contractual relations arising out of allegations that the Company improperly failed to honor their request to exercise stock options. According to the Company's Form 10-K for its fiscal year ended January 31, 1998, the Company believes the counterclaim is without merit and has denied the allegations and asserted various defenses. Discovery is ongoing in the case.

     In August 1995, in the Court of Chancery of the State of Delaware, three shareholders of the Company, Gayle Dolowich, Ivan J. Dolowich and Joseph Weiss, filed a class action lawsuit against the seven new directors of the Company elected at the 1995 annual meeting, Dickstein Partners Inc. ("Dickstein Partners") and the Company. In November 1995, the plaintiffs amended their complaint to include a shareholder's derivative cause of action against the Former Directors for breach of their fiduciary duties to the Company and its shareholders. In the amended complaint, the plaintiffs claim (under Section 225 of the DGCL) that in connection with Dickstein Partners' effort to solicit proxies in support of the election of its nominees for directors of the Company, Dickstein Partners issued a number of false and misleading statements regarding its offer to acquire all of the Company's shares it did not already own. On the
Section 225 claim, the plaintiffs seek an order nullifying the election of directors and declaring there has been no "change of control" of the Company. The derivative cause of action seeks damages against the Former Directors. In January 1996, in the same Delaware Chancery Court, another stockholder, Peter M. Fusco, filed a substantially similar class action and shareholder derivative suit against the parties named in the Dolowich suit. The Former Directors filed a motion to dismiss the Dolowich and Fusco suits, and in March 1997 the Court denied that motion.

     Available Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website on the internet at http://www.sec.gov that contains reports, proxy statements and other information relating to the Company which have been filed via the Commission's EDGAR System.

9. CERTAIN INFORMATION CONCERNING PARENT AND PURCHASER.

     Parent and Purchaser. Parent and its subsidiaries (collectively, "Ames") are retail merchandisers. As of November 12, 1998, Ames operated 301 discount department stores under the Ames name in 14 states in the Northeast, Middle Atlantic and Mid-West regions and the District of Columbia. The stores are located in rural communities, some of which are not served by other large retail stores, high-traffic suburban sites, small cities and several major metropolitan areas. The stores largely serve middle and lower-middle income customers.

     Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any significant activities other than in connection with the Offer and the Merger. All of the outstanding capital stock of Purchaser is owned directly by Parent. Until immediately prior to the time Purchaser purchases Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in any significant activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger.

     The principal offices of Purchaser and Parent are located at 2418 Main Street, Rocky Hill, Connecticut 06067. The telephone number of Purchaser and Parent at such location is (860) 257-5317.

     For certain information concerning the executive officers and directors of Parent and Purchaser, see Schedule I.

     Set forth below is certain selected consolidated financial information with respect to Parent and its consolidated subsidiaries excerpted from Parent's Annual Report on Form 10-K for its fiscal year ended January 31, 1998, from its Annual Report on Form 10-K for its fiscal year ended January 25, 1997. More comprehensive financial information is included in such reports and other documents filed by Parent with the Commission. The following summary is qualified in its entirety to reference to such reports and other documents and all financial information (including any related notes contained therein). Such reports and other documents are available for inspection and copies are obtainable in the manner set below in this Section 9 under the caption "Available Information." The selected interim consolidated financial information with respect to Parent and its subsidiaries is excerpted from a press release of Parent, dated November 12, 1998, pursuant to which Parent announced its financial results for its fiscal quarter ended October 31, 1998. Parent expects to file with the Commission not later than December 15, 1998 a Quarterly Report on Form 10-Q for its fiscal quarter ended October 31, 1998. Such report will be available for inspection and copies obtainable in the manner set forth below in this Section 9 under the caption "Available Information."

                          AMES DEPARTMENT STORES, INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                    AT AND FOR 39 WEEKS ENDED
                                           (UNAUDITED)
                                 -------------------------------    AT AND FOR 53       AT AND FOR 52       AT AND FOR 52
                                 OCTOBER 31,       OCTOBER 25,       WEEKS ENDED         WEEKS ENDED         WEEKS ENDED
                                     1998              1997         JANUARY 31, 1998    JANUARY 25, 1997    JANUARY 27, 1996
                                 --------------    -------------    ----------------    ----------------    ----------------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Net sales.....................     $1,634,533       $ 1,463,741        $2,233,118          $2,161,680          $2,104,231
Net income (loss).............         12,495             4,967            34,546              17,301              (1,618)
Basic income (loss) per common
  share.......................           0.55              0.23              1.59                0.85               (0.08)
Diluted income (loss) per
  common share................           0.52              0.21              1.46                0.79               (0.08)

BALANCE SHEET DATA:
Total assets..................        865,535           754,570           610,042             536,793             502,582
Long-term debt & capital lease
  obligations.................         43,996            35,303            35,733              38,220              52,531
Total stockholders' equity....        196,342           119,738           173,382             108,186              83,303

     Except as set forth in this Offer to Purchase, neither Purchaser nor Parent, nor, to the best knowledge of Purchaser or Parent, any of the persons listed on Schedule I, nor any associate or majority owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares, and neither Purchaser nor Parent, nor, to the best of knowledge of Purchaser or Parent, any of the persons or entities referred to above, nor any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transaction in the Shares during the past sixty
(60) days.

     Except as set forth in this Offer to Purchase, neither Purchaser nor Parent has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

     Except as set forth in this Offer to Purchase, none of Purchaser, Parent, any of their respective affiliates, nor, to the best knowledge of Purchaser or Parent, any of the persons listed on Schedule I, has had, since January 29, 1995, any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would be required to be reported under the rules of the Commission. Except as set forth in this Offer to Purchase, since January 29, 1995 there have been no contacts, negotiations or transactions between Purchaser, Parent, any of their respective affiliates or, to the best knowledge of Purchaser or Parent, any of the persons listed on
Schedule I, and the Company or its affiliates concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

     Available Information. Parent is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning Parent's directors and officers, their remuneration, options granted to them, the principal holders of Parent's securities and any material interests of such persons in transactions with Parent is required to be disclosed in proxy statements distributed to Parent's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information relating to Purchaser which have been filed via the EDGAR System.

10. SOURCES AND AMOUNT OF FUNDS.

     The total amount of funds required by Purchaser to consummate the Offer, the Merger and the Note Tender Offer, to refinance the Company's obligations under the Amended and Restated Loan and Security Agreement, dated as of January 30, 1998 (as amended, the "Company Credit Agreement"), among the Company, HDSC, C.R.H. International, Inc., the lenders from time to time party thereto, the issuing banks from time to time party thereto and BankAmerica Business Credit, Inc. ("BABC"), as Agent, and to pay related fees and expenses is estimated to be approximately $18.0 million. Purchaser will obtain all of such funds from Parent, which is responsible for Purchaser's performance of its obligations in this regard, and its affiliates. Parent currently intends to provide such funds from cash on hand and funds available pursuant to a new credit facility (the "New Credit Facility") in the aggregate amount of $650.0 million for which Parent and two of its wholly-owned subsidiaries (together, the "Borrower") have received a commitment (the "Commitment") from BABC. It is anticipated that the initial borrowings under the New Credit Facility will be used, among other things, to provide a portion of the funds required to consummate the Offer, the Merger and the Note Tender Offer, to pay related fees and expenses, to repay outstanding balances under the existing credit facility of Parent (the "Existing Credit Facility"), to provide the Company with sufficient funds to refinance the Company Credit Agreement and to provide for the conversion and remodeling of the acquired stores, which conversion and remodeling is currently estimated to cost $170 million. Additionally, the New Credit Facility will be used to finance current operating capital expenditures. The New Credit Facility also will be used to finance the combined inventory requirements in 1999, which at peak are expected to require approximately $445 million. During 1999, the Borrower will be subject to only one financial covenant, which will require a minimum availability level of $100 million at all times during such period. During 1999, it is expected that the New Credit Facility will be fully utilized. At October 31, 1998, the aggregate outstanding principal balance under the Existing Credit Facility was approximately $136.1 million.

     The New Credit Facility will consist of a $650.0 million forty-two month revolving credit facility (the "Revolving Credit Facility"), including a $150 million sub-limit for the issuance of standby letters of credit (the "Letters of Credit Facility"). Interest will be payable, at the Borrower's option, at (i) BABC's Reference Rate (as defined in the Commitment) plus 0.625% per annum or (ii) the 30, 60 or 90-day LIBOR reserve adjusted rate as quoted by Bank of America NT&SA plus 2.25% per annum. The New Credit Facility will require the payment of (i) a monthly fee of 1.375% per annum on the average undrawn amounts of all letters of credit, (ii) a one-time facility fee of 1.45% of the total amount of the New Credit Facility, (iii) a monthly unused line fee of
 .375% per annum on the average unused Revolving Credit Facility, (iv) an agency fee of $500,000, and (v) a collateral management fee of $400,000. BABC has the right to syndicate a portion of the New Credit Facility.

     The New Credit Facility will be secured by first priority liens and security interests in certain present and future assets of the Borrower and the Surviving Corporation. The definitive credit agreement for the New Credit Facility is expected to provide for various representations, warranties and covenants of Parent and the Borrower. The covenants in the New Credit Facility that become effective in the Year 2000 are expected to be typical for a facility of this type, to include, without limitation, customary affirmative covenants designed to ensure the continued existence of Parent, the sound operation of its businesses and the businesses of its subsidiaries, the proper maintenance and insurance of properties, the provision of financial statements, the payment of debts and taxes and continued compliance with applicable law, and customary negative covenants regarding, on a consolidated basis, (i) additional indebtedness, (ii) asset dispositions and expenditures, (iii) financial ratios,
(iv) contingent liabilities, (v) loans and advances, (vi) liens and security interests, (vii) dividends and purchases of stock and (viii) transactions with affiliates. The financial covenants will not be applicable until Parent's first fiscal quarter ending April 2000.

     Under the New Credit Facility, Parent will agree to hold the agent and each of the lenders harmless against any and all losses, liabilities, claims, damages and expenses incurred or suffered by it arising out of or by reason of any transaction financed with the proceeds of any borrowing and any investigation, litigation or proceeding relating to the transactions contemplated thereby.

     The funding of the New Credit Facility will be subject to customary conditions, including, among other things, the execution of satisfactory documentation, the receipt of all necessary governmental approvals and there not having occurred prior thereto a Financial MAC (as defined in Section 14) with respect to the Company, and in addition will be subject to the satisfaction of the Minimum Stock Condition and the Minimum Note Condition. Although Parent expects that the New Credit Facility will be available to provide funds for the consummation of the Offer and the Merger in accordance with their respective terms, there can be no assurance that the New Credit Facility will be consummated.

     The foregoing summary is subject to the preparation and completion of a definitive credit agreement for the New Credit Facility and is qualified in its entirety by reference to the Commitment, a copy of which has been filed as an exhibit to the Tender Offer Statement on Schedule 14D-1 and Schedule 13D filed by Purchaser and Parent with the Commission in connection with the Offer (the "Schedule 14D-1"). The Commitment may be examined and copies may be obtained, as set forth in Section 9.

     Parent anticipates that indebtedness incurred through borrowings under the New Credit Facility will be repaid from a variety of sources, which may include, but may not be limited to, funds generated internally by Parent and its subsidiaries (including, following the Merger, funds generated by the Surviving Corporation), bank financing, and the future public or private sale of debt or equity securities. No decision has been made concerning the method Parent will employ to repay such indebtedness. Such decision will be made based on Parent's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions and such other factors as Parent may deem appropriate.

11. BACKGROUND OF THE OFFER; PURPOSE OF THE OFFER AND THE MERGER; THE MERGER AGREEMENT, THE STOCK OPTION AGREEMENT AND CERTAIN OTHER AGREEMENTS.

     Contacts with the Company; Background of the Offer

     In late June 1998, Bear, Stearns & Co. Inc. ("Bear, Stearns"), Parent's investment bankers, contacted a director of the Company and then Gregory K. Raven, who was then the President and Chief Executive Officer of the Company. Bear, Stearns indicated that Parent was interested in exploring the possibility of a business combination.

     On July 9, 1998, Joseph R. Ettore, the President, Chief Executive Officer and a director of Parent, sent Mr. Raven a letter which reiterated that Parent was interested in exploring a business combination and which requested that the Company furnish Parent with certain non-public information regarding the Company. In connection with furnishing such information, Mr. Ettore suggested that Parent and the Company enter into a confidentiality agreement. On July 16, 1998, Mr. Ettore again sent Mr. Raven a letter requesting specific non-public information and expressing Parent's interest in exploring a business combination.

     Thereafter, during the month of July 1998, representatives of Bear, Stearns called Mr. Raven and certain other directors of the Company, expressing Parent's interest as well as repeating its request for non-public information.

     On July 31, 1998, David H. Lissy, Senior Vice President and General Counsel of Parent, sent a draft confidentiality agreement to the Company. From
August 1, 1998 through August 24, 1998, Parent and the Company negotiated the terms of a confidentiality agreement, which was executed on August 24, 1998 and dated as of August 21, 1998. Subsequently, representatives of Parent reviewed preliminary due diligence materials supplied by the Company.

     On September 18, 1998, senior officers of Parent and the Company met to discuss certain due diligence matters.

     In mid September 1998, representatives of Bear, Stearns met with certain directors of the Company to discuss certain issues with respect to a business combination. During September 1998, Parent continued its due diligence review of the Company.

     On October 15, 1998, Bear, Stearns met in New York with Warburg Dillon Read, the Company's investment bankers, to discuss certain threshold issues with respect to a possible transaction. On October 21, 1998, Bear, Stearns and Purchaser's legal counsel met in New York with Warburg Dillon Read and the Company's legal counsel, again to discuss certain threshold issues with respect to a possible transaction.

     On October 26 and 29, 1998, senior officers of Parent and the Company met to discuss certain business due diligence matters with respect to the Company (including Parent's concern over the continuing deterioration of the Company's business), as well as the terms of a potential transaction.

     During the period from October 29, 1998 through November 11, 1998, Parent continued its due diligence review of the Company and, along with its legal representatives and Bear, Stearns, negotiated certain terms of a potential acquisition with the Company, its legal representatives and Warburg Dillon Read. Intensive discussions took place between Parent, the Company and their respective legal representatives beginning on November 9, 1998 and continuing through November 11, 1998.

     On November 12, 1998, the Merger Agreement was executed and delivered by Parent, Purchaser and the Company, and on November 12, 1998, Parent announced in a press release the signing of the Merger Agreement. On November 18, 1998, pursuant to the terms of the Merger Agreement, Purchaser commenced the Offer and the Note Tender Offer.

     Purpose of the Offer and the Merger. The purpose of the Offer and the Merger is to enable Parent to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all of the outstanding Shares not purchased pursuant to the Offer.

     Stockholders of the Company who sell their Shares in the Offer will cease to have any equity interest in the Company and any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering stockholders will no longer have an equity interest in the Company and instead will have only the right to receive cash consideration and a DCCR pursuant to the Merger Agreement or to exercise statutory appraisal rights under
Section 262 of the DGCL. See Section 12. Similarly, after selling their Shares in the Offer or the subsequent Merger, stockholders of the Company will not bear the risk of any decrease in the value of the Company.

Merger Agreement

     The following is a summary of certain provisions of the Merger Agreement. This summary is not a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the full text of the Merger Agreement filed with the Commission as an exhibit to the Schedule 14D-1 and is incorporated herein by reference. Capitalized terms not otherwise defined below shall have the meanings set forth in the Merger Agreement. The Merger Agreement may be examined, and copies obtained, as set forth in
Section 9 of this Offer to Purchase.

     Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser with respect to, among other things, corporate organization, subsidiaries, certificate of incorporation and bylaws, capital stock, options or other rights to acquire Shares, authority to enter into the Merger Agreement and the Stock Option Agreement, no conflicts between the Merger Agreement, the Stock Option Agreement and applicable laws and certain agreements to which the Company or its assets may be subject, required consents, compliance with applicable laws, filings with the Commission, financial statements, absence of certain changes or events, litigation, employee benefit plans, labor and employment matters, disclosures in proxy statement and tender offer documents, owned and leased real and personal property, intellectual property, tax matters, environmental matters, material contracts, insurance, certain payments, licenses and permits, letters of credit, surety bonds and guarantees, brokers' and finders' fees, Year 2000, applicability of state takeover statutes, the Rights Agreement, receipt of the Financial Advisor Opinion and full disclosure.

     In the Merger Agreement, Parent and Purchaser have made customary representations and warranties to the Company with respect to, among other things, corporate organization, authority to enter into the Merger Agreement and the Stock Option Agreement, no conflicts between the Merger Agreement, the Stock Option Agreement and the certificate of incorporation and by-laws of Parent or Purchaser or laws applicable to Parent or Purchaser, required consents, financing, disclosures in proxy statement and tender offer documents, and brokers' and finders' fees.

     Conditions to the Merger. The obligations of Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction of each of the following conditions, any and all of which may be waived in whole or in part by the Company, or Parent or Purchaser, as the case may be, to the extent permitted by applicable law: (i) the Merger Agreement and the Transactions shall have been approved and adopted by the requisite vote of the holders of Shares, if required by applicable law and the Certificate of Incorporation, in order to consummate the Merger; (ii) any waiting period or extension thereof applicable to the Merger under the HSR Act shall have expired or been terminated; (iii) no foreign, United States or state governmental authority or other agency or commission or foreign, United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect (which order or other action, the Company and Parent shall use their reasonable efforts to lift) and has the effect of making the acquisition of Shares by Purchaser or any affiliate of Purchaser or the consummation of the Merger illegal under applicable law or otherwise restricting, preventing or prohibiting under applicable law the consummation of the transactions contemplated by the Merger Agreement; (iv) Purchaser or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer; (v) the Supplemental Indenture (as defined below) shall have been entered into and Purchaser or its permitted assignee shall have purchased all Notes validly tendered and not withdrawn pursuant to the Note Tender Offer; and
(vi) Purchaser shall have received sufficient financing, on terms at least as favorable to it as those specified in the Commitment Letter, to pay the aggregate Merger Consideration payable under the Merger Agreement, to purchase the Notes pursuant to the Note Tender Offer and to satisfy the ongoing working capital needs of the Surviving Corporation.

     Note Tender Offer. Pursuant to the Merger Agreement, as promptly as reasonably practicable after the date of the Merger Agreement, but in no event later than five business days after the first public announcement of the execution thereof, and upon the terms and subject to the conditions of the Merger Agreement, Purchaser or its designee shall make the Note Offer to Purchase. In connection with such Note Offer to Purchase, Purchaser or its designee intends to solicit Consents from the holders of the Notes to amend or eliminate certain sections of the Indenture. Purchaser's obligation to accept for payment and pay for the Notes and related Consents tendered pursuant to the Note Tender Offer is subject (x) to the condition that (i) the aggregate principal amount of Notes validly tendered and not withdrawn prior to the expiration of the Note Tender Offer, combined with the Notes already owned by Parent, Purchaser or any of their affiliates, constitutes at least 66 2/3% in aggregate principal amount of the then outstanding Notes at the expiration of the Note Tender Offer, (ii) Purchaser receives Consents from at least 66 2/3% of the outstanding principal amount of the Notes, and (iii) Purchaser has acquired or is simultaneously acquiring not less than 51% of the then outstanding Shares (the "Stock Purchase Condition") and (y) to other conditions (including, without limitation, the Minimum Stock Condition). See Section 14. The Note Tender Offer shall be made at a price of 55% of the principal amount of the Notes (which amount includes all accrued and unpaid interest to, but not including, the date of payment) plus a deferred contingent cash right, upon the terms and subject to the conditions of the Merger Agreement and the Note Tender Offer. In the Merger Agreement, Purchaser expressly reserved the right to waive any condition, to increase the price payable for each Note and related Consent tendered in the Note Tender Offer, and to make any other changes in the terms and conditions of the Note Tender Offer; provided, however, that, without the consent of the Company, no change may be made which decreases the price payable for each Note and related Consent tendered in the Note Tender Offer, which reduces the Minimum Note Condition, which eliminates the Stock Purchase Condition, which otherwise modifies or amends the conditions to the Note Tender Offer or any other term of the Note Tender Offer in a manner that is materially adverse to the holders of the Notes, which imposes additional conditions to the Note Tender Offer, or which extends the expiration date of the Note Tender Offer beyond January 4, 1999 (except that Purchaser may extend the expiration date of the Note Tender Offer through January 9, 1999 as required to comply with any rule, regulation or interpretation of the SEC). Subject to the terms and conditions of the Note Tender Offer (including, without limitation, the Minimum Note Condition), Purchaser has agreed in the Merger Agreement to pay, as promptly as practicable after expiration of the Note Tender Offer, for all Notes and related Consents validly tendered and not withdrawn. At such time as Purchaser receives Consents from at least 66 2/3% of the outstanding principal amount of the Notes, the Company has agreed to execute, and to cause the Guarantors party to the Indenture to execute, and to use all reasonable efforts to cause the trustee under the Indenture to execute, a supplemental indenture (the "Supplemental Indenture") in order to give effect to the amendments of the indenture contemplated in the Note Tender Offer documents; provided, however, that notwithstanding the fact that the Supplemental Indenture will become effective upon such execution, the proposed amendments set forth in the Supplemental Indenture (the "Proposed Amendments") will not become operative unless and until the Minimum Note Condition is satisfied and all the other conditions to the Note Tender Offer set forth in Section 14 have been satisfied or waived by Parent and Purchaser, and Purchaser accepts all Notes (and related Consents) validly tendered for purchase and payment pursuant to the Note Tender Offer. In such event, the parties to the Merger Agreement have agreed that the Proposed Amendments will be deemed operative as of the date immediately prior to such acceptance for payment, and Purchaser will thereafter be obligated to make all payments for the Notes (and related Consents) so tendered.

     Certain Matters Relating to Deferred Contingent Cash Rights. The Merger Agreement provides that the DCCRs will not (i) be transferable by any recipient thereof, except by will or pursuant to the laws of descent and distribution or by operation of law, (ii) be evidenced by a certificate or other instrument,
(iii) possess any voting rights, (iv) receive or be entitled to receive any dividends or interest, or (v) represent any equity interest in the Surviving Corporation.

     The Surviving Corporation will maintain books of record of the recipients of the DCCRs in the Offer, the Merger and the Note Tender Offer as provided by the Merger Agreement, which books of record shall show the names and addresses of the respective recipients of the DCCRs.

     Payment, if any, on the DCCRs will be made to the registered recipients thereof from time to time following the date, if ever, that the Surviving Corporation receives and accumulates $1,000,000 of previously undistributed Net Recovery after the establishment of a reasonable reserve. Such payments shall be made to the registered recipients of DCCRs at their respective addresses in the books of record of the Surviving Corporation. All Cash Payments shall be maintained in a segregated account until distributed and shall be invested in U.S. government obligations to the extent practicable, and any interest thereon shall be added to the Net Recovery.

     Unless otherwise agreed to by the Litigation Committee, the Surviving Corporation will continue to prosecute and defend the Hills Litigation; provided, however, that in no event will the Surviving Corporation be obligated to expend after consummation of the offer an amount in excess of $1,000,000 (the "Litigation Cap") in connection with such prosecution and defense, exclusive of payments or advances to or on behalf of other parties to the Hills Litigation relating to claims of indemnification. The Hills Litigation shall continue to be prosecuted and defended by the law firm of Kramer Levin Naftalis & Frankel LLP, unless otherwise agreed to by the Surviving Corporation and the Litigation Committee; provided, however, that the Surviving Corporation may engage other counsel to defend the Hills Litigation, in which case the costs of such defense shall not be included in the Litigation Cap; and, provided further, that, at such time as the Litigation Cap and any Non-Recourse Financing (as defined below) shall have been expended, the Surviving Corporation will have sole discretion in choosing a law firm to continue to prosecute the Hills Litigation. Subject only to the two foregoing sentences, and notwithstanding anything to the contrary in the Merger Agreement or otherwise, the Surviving Corporation will retain sole and exclusive control of the Hills Litigation, provided, however, that, unless the amount of the Litigation Cap and any Non-Recourse Financing have been expended, the Surviving Corporation will not settle or dismiss the Hills Litigation without the consent of a majority of the Litigation Committee, which consent will not unreasonably be withheld.

     Notwithstanding anything to the contrary in the Merger Agreement or otherwise, (i) no recipient of a DCCR will have any rights against the Surviving Corporation or its directors, officers, stockholders or affiliates or the Litigation Committee for any decision regarding the conduct or disposition of the Hills Litigation and (ii) the Surviving Corporation's determination of the amounts of the Net Recovery will be final, conclusive and binding on the recipients of the DCCRs, subject to review of such computation by the Litigation Committee. Notwithstanding anything to the contrary in the Merger Agreement or otherwise, any and all distributions of Net Recovery, if any, must be in compliance with applicable laws, including, but not limited to, applicable federal and state securities laws.

     The members of the Litigation Committee will have no other duties, rights or obligations except as specifically set forth in the applicable section of the Merger Agreement and no implied covenants or obligations may be read in to the Merger Agreement against such members. The Litigation Committee will be entitled to an aggregate fee (the "Committee Fee") of 2% of the Net Recovery, if any, less any Advances (as defined below) from the Surviving Corporation, as full compensation for the performance of their services under the Merger Agreement. The Surviving Corporation shall make an advance at the rate of $10,000 per annum to each member of the Litigation Committee (the "Advance") for a period equal to the earlier of three years from the Effective Time or the final distribution of all Net Recovery. Each such Advance shall be considered an expenditure by the Surviving Corporation in prosecution of the Hills Litigation.

     Subject to the next sentence, the Surviving Corporation will indemnify and hold harmless each member of the Litigation Committee from any third party judgments, losses, claims, damages and liabilities with respect to the performance of his responsibilities under the applicable section of the Merger Agreement (including reasonable attorneys fees, costs of investigation and other expenses reasonably incurred by the Litigation Committee in performing its responsibilities under the applicable section of the Merger Agreement), except to the extent that a court of competent jurisdiction issues a final decision that such member acted in bad faith or with gross negligence or willful misconduct. The foregoing obligation of indemnification will be limited to unexpended funds under the Litigation Cap and the amount of any Net Recovery.

     Notwithstanding anything to the contrary contained in the Merger Agreement or otherwise, if no payments on the DCCRs have been made by the fifth anniversary of the Effective Time, the DCCRs will expire and the Surviving Corporation will have no further obligations with respect thereto; provided however, that the Surviving Corporation and the Litigation Committee will use commercially reasonable efforts to extend the term of the applicable section of the Merger Agreement if the Hills Litigation is not resolved within such five year period or if any settlement entered into has not been fully performed.

     The Litigation Committee, to the extent required, is authorized to obtain financing ("Non-Recourse Financing") to prosecute and defend the Hills Litigation in the event the Litigation Cap is fully expended (provided that such financing is recourse only to the Net Recovery) on terms otherwise reasonably satisfactory to the Parent and the Surviving Corporation, and without cost (other than its proportionate share of the Net Recovery) or contractual liability to the Parent or the Surviving Corporation.

     The Litigation Committee may enforce the provisions of the Merger Agreement relating to the DCCRs on behalf of the recipients thereof, and will be entitled to reimbursement of its expenses (including costs of investigation and reasonable attorneys fees) in connection therewith irrespective of whether the Litigation Committee prevails in such enforcement action, unless such enforcement action is not in good faith or without basis in law or fact. The foregoing reimbursement will be limited to unexpended funds under the Litigation Cap and the amount of any Net Recovery. The Litigation Committee will have the authority to act on behalf of the recipients in resolving with the Surviving Corporation any ambiguities in the Merger Agreement pertaining to the DCCRs, and to compromise or settle with the Surviving Corporation on behalf of the recipients any conflicts or disputes relating to the DCCRs.

     For the purposes of such subsection and the definitions of "Hills Litigation" and "Net Recovery" in the Introduction to this Offer to Purchase, the term "Surviving Corporation" refers to either the Surviving Corporation or the Company after the consummation of the Offer and the terms "Company" and "Surviving Corporation" shall include in each case any of their respective Subsidiaries.

     The Company Board. The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer, and from time to time thereafter, Parent shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Company Board as shall give Parent representation on the Company Board equal to the product of the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any affiliate of Purchaser at such time bears to the total number of Shares then outstanding. Pursuant to the Merger Agreement, the Company agrees, at such time of purchase, to promptly take all actions necessary to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the Company Board or securing the resignations of incumbent directors or both. The Merger Agreement also provides that, at such times, the Company shall use all reasonable efforts to cause persons designated by Parent to constitute the same percentage as persons designated by Parent shall constitute of the Company Board with respect to (a) each committee of the Company Board (some of whom may be required to be independent as required by applicable law or requirements of the
NYSE), (b) each board of directors of each Subsidiary and (c) each committee of each such board, in each case only to the extent permitted by applicable law.

     The Merger Agreement provides that, notwithstanding the foregoing, the parties thereto shall use their respective reasonable best efforts to ensure that at least two of the members of the Company Board shall, at all times prior to the Effective Time, be Continuing Directors (as defined below). From and after the time, if any, that Parent's designees constitute a majority of the Company Board, any amendment or modification of the Merger Agreement, any amendment to the Certificate of Incorporation or By-Laws of the Company inconsistent with the Merger Agreement, any termination of the Merger Agreement by the Company, any extension of time for performance of any of the obligations of Parent or Purchaser under the Merger Agreement, any waiver of any condition to the Company's obligations under the Merger Agreement or any of the Company's rights under the Merger Agreement or other action by the Company under the Merger Agreement may be effected only by the action of a majority of the Continuing Directors of the Company, which action shall be deemed to constitute the action of any committee specifically designated by the Company Board to approve the actions contemplated by the Merger Agreement and the Transactions and the full Company Board; provided, that, if there shall be no Continuing Directors, such actions may be effected by majority vote of the entire Company Board.

     "Continuing Director" is defined as (i) any member of the Company Board as of the date of the Merger Agreement, or (ii) any successor of a Continuing Director who is (A) unaffiliated with, and not a designee or nominee of, Parent or Purchaser, and (B) recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Company Board, and in each case under clauses (i) and (ii), who is not an employee of the Company.

     Stockholders' Meeting. Pursuant to the Merger Agreement, in the event that the affirmative vote of the holders of Shares is required to approve the Merger under Delaware Law, the Company shall duly call, give notice of, convene and hold a special meeting of its stockholders as soon as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby (the "Special Stockholders' Meeting"). The Merger Agreement provides that, in the event that the affirmative vote of holders of Shares is required to approve the Merger, the Company shall, as soon as practicable following consummation of the Offer, file with the Commission under the Exchange Act, and use its best efforts to have cleared by the Commission, a proxy statement and related proxy materials (the "Proxy Statement") with respect to the Special Stockholders' Meeting and shall cause the Proxy Statement to be mailed to stockholders of the Company at the earliest practicable time. The Company has also agreed, subject to the fiduciary duties of the Company Board under applicable law as advised by the Company's counsel, to include in the Proxy Statement the unanimous recommendation of the Company Board that the stockholders of the Company approve and adopt the Merger Agreement and the transactions contemplated thereby and to use all reasonable efforts to obtain such approval and adoption. Purchaser has agreed to vote all Shares beneficially owned by it in favor of the Merger.

     Options; Warrants, etc. The Merger Agreement provides that after the Effective Time, to the extent provided for in the Stock Option Plans (as defined below), each holder of an outstanding option to purchase any shares of capital stock of the Company (in each case, an "Option") shall be entitled, upon exercise of such Option, to receive, in lieu of Common Shares, an amount of cash and DCCRs equal to the amount thereof to which such holder would actually have been entitled if such holder had exercised such option immediately prior to the Effective Time.

     The Merger Agreement provides that the Company shall take all actions necessary and appropriate so that all stock option or other equity based plans maintained with respect to the Shares ("Stock Option Plans"), shall terminate as of the Effective Time and the provisions in any other Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and the Company shall use its best efforts to ensure that following the Effective Time no holder of an Option or any participant in any Stock Option Plan shall have any right thereunder to acquire any capital stock of the Company, Parent, Purchaser or the Surviving Corporation.

     The Merger Agreement provides that after the Effective Time, to the extent provided for in the Warrants, each holder of Warrants shall be entitled, upon exercise of such Warrants, to receive, in lieu of Common Shares, an amount of cash and DCCRs equal to the amount thereof to which such holder would actually have been entitled if such holder had exercised such Warrant immediately prior to the Effective Time.

     In addition, the Merger Agreement provides that prior to the Effective Time, the Company shall (i) use all reasonable efforts (but not including any payment to holders of Options or Warrants) to obtain all necessary consents from, and provide (in a form acceptable to Parent) any required notices to, holders of Warrants and Options, and (ii) amend the terms of the applicable Stock Option Plan, in each case as is necessary to give effect to the foregoing.

     With respect to the options pursuant to the Company's Associate Stock Purchase Plan (the "Stock Purchase Plan"), the Merger Agreement provides that
(i) the holder of each option outstanding as of the Effective Time will be entitled to receive as of the Effective Time upon exercise, in lieu of the number of Common Shares as to which such option was exercisable, the Merger Consideration to which such holder would have been entitled pursuant to the terms of the Merger Agreement, as if such holder had been the holder of record (as of the last business day prior to the Effective Time) of a number of Common Shares equal to the number of shares for which such option was exercisable; provided, however, that if the Effective Time is on or before December 31, 1998, such holder shall be entitled to receive his contributions to such plan to the extent provided for in such plan and (ii) the Company shall amend the Stock Purchase Plan to provide for (A) the suspension of participation during any offering periods commencing subsequent to the date of the Merger Agreement for the pendency of the Merger and subject to the successful consummation of the Merger and (B) the termination of the Stock Purchase Plan as of the Effective Time.

     Conduct of Business. Pursuant to the Merger Agreement, the Company has covenanted and agreed that, between the date of the Merger Agreement and the election or appointment of Purchaser's designees to serve on the Company's Board of Directors upon the purchase by Purchaser of any Shares pursuant to the Offer (the "Purchaser's Election Date"), unless Parent shall otherwise agree in writing, the businesses of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice; and the Company shall use all reasonable best efforts consistent with good business judgment under the current circumstances to preserve intact the business organization of the Company and its Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and its Subsidiaries and to preserve the current relationships of the Company and its Subsidiaries with customers, suppliers, vendors, distributors and other persons with which the Company or any Subsidiary has business relations to the end that their goodwill and ongoing businesses shall be unimpaired in all material respects at the Effective Time. The Merger Agreement also provides that, except with the prior written consent of Parent or as contemplated by the Merger Agreement, the Company agrees that neither the Company nor any Subsidiary shall, between the date of the Merger Agreement and the Purchaser's Election Date, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent: (a) amend or otherwise change its Certificate of Incorporation or Bylaws or equivalent organizational documents, each as amended to date (the "Constituent Documents"); (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) any shares of capital stock of any class of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary and except pursuant to the Stock Option Agreement and outstanding Options and Warrants and the Stock Purchase Plan or (ii) any assets of the Company or any Subsidiary, except for sales in the ordinary course of business and in a manner consistent with past practice; (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for such declarations, set asides, dividends and other distributions made by any Subsidiary to the Company; (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;
(e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets other than in the ordinary course of business consistent with past practice; (ii) incur or modify any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, pledge in respect of or otherwise as an accommodation become responsible for the obligations of any person, or make any loans, advances or capital contributions, except in the ordinary course of business and consistent with past practice;
(iii) enter into any contract or agreement, other than any contract or agreement entered into in the ordinary course of business consistent with past practice and which requires payments by the Company or the Subsidiaries in an aggregate amount of less than $5,000,000 with respect to all such agreements taken together; (iv) terminate, cancel or request any material change in, or agree to any material change in, any Material Contract, except in the ordinary course of business consistent with past practice, or waive, release or assign any material rights or claims; or (v) authorize capital commitments, in an aggregate amount, in excess of $2,500,000 for the Company and its Subsidiaries taken as a whole;
(f) increase the compensation payable or to become payable to its officers or employees, except for increases in accordance with past practices in salaries or wages of employees of the Company or any Subsidiary who are not officers of the Company, or grant or modify any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any Subsidiary (other than in connection with hiring and terminating employees in the ordinary course of the Company's business), or establish, adopt, enter into or amend any collective bargaining agreement, any material bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, retention, termination or severance plan, benefit, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee or circulate to any employee any details of any proposal to adopt or amend any such plan or make, authorize or approve the payment of any extraordinary amount to any outside advisor, attorney or consultant in all cases, except as required by law; (g) take any action, other than reasonable and usual actions in the ordinary course of business consistent with past practice, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable); (h) make any tax election or settle or compromise any federal, state, local or foreign income tax liability; (i) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its consolidated Subsidiaries, or subsequently incurred in the ordinary course of business and consistent with past practice;
(j) waive the benefits of, or agree to modify in any manner any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party, other than in the ordinary course of business consistent with past practice; (k) settle or comprise any pending or threatened suit, action or claim that is material or which relates to any of the Transactions; (l) announce an intention, enter into any formal or informal agreement, or otherwise make a commitment, to do any of the foregoing; or (m) take any action that would result in (i) any of its representations and warranties set forth in the Merger Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not qualified as to materiality becoming untrue in any material respect or (iii) any of the conditions to the Offer or the Note Tender Offer, as set forth in the Merger Agreement, not being satisfied (subject to the Company's right to take action specifically permitted by the Merger Agreement).

     No Solicitation. Pursuant to the Merger Agreement, the Company has agreed that it shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize (and shall use its best efforts not to permit) any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries to, (i) solicit or initiate, or encourage, directly or indirectly, any inquiries or the submission of, any Takeover Proposal (as defined below), (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to or access to the properties of, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal or approve or resolve to approve any Takeover Proposal; provided that nothing contained in the applicable provisions of the Merger Agreement shall prohibit the Company or the Company Board from (A) taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or (B) making such disclosure to the Company's stockholders as, in the good faith judgment of the Company Board, following consultation with outside counsel, is required under applicable Law, provided that the Company may not, except as permitted by the following paragraph, withdraw or modify, or propose to withdraw or modify, its position with respect to the Offer or the Merger or approve or recommend, or propose to approve or recommend any Takeover Proposal, or enter into any agreement with respect to any Takeover Proposal. Upon execution of the Merger Agreement, the Company will immediately cease any existing activities, discussions or negotiations with any parties conducted prior to the date of the Merger Agreement with respect to any of the foregoing. Notwithstanding the foregoing, prior to the time of acceptance of Shares for payment pursuant to the Offer, the Company may furnish information concerning its business, properties or assets to any Person or group concerning a Takeover Proposal if: (x) such Person or group has submitted a Superior Proposal (as defined below); and
(y) in the opinion of the Company Board such action is required to discharge the Company Board's fiduciary duties to the Company's stockholders under applicable law, determined in good faith following consultation with outside counsel to the Company that the failure to provide such information or access or to engage in such discussions or negotiations would cause the Company Board to violate its fiduciary duties to the Company's stockholders under applicable law. The Company will promptly (but in no case later than 24 hours) notify Parent of the existence of any proposal, discussion, negotiation or inquiry received by the Company regarding any Takeover Proposal, and the Company will promptly (but in no case later than 24 hours) communicate to Parent the terms of any proposal, discussion, negotiation or inquiry which it may receive regarding any Takeover Proposal (and will promptly provide to Parent copies of any written materials received by the Company in connection with such proposal, discussion, negotiation or inquiry) and the identity of the party making such proposal or inquiry or engaging in such discussion or negotiation. The Company will promptly provide to Parent any non-public information concerning the Company provided to any other Person in connection with any Takeover Proposal which was not previously provided to Parent. The Company will keep Parent informed of the status and details of any such Takeover Proposal and will promptly notify Parent (but in no case later than 24 hours) of any determination by the Company Board that a Superior Proposal has been made.

     Pursuant to the Merger Agreement, except as set forth in this paragraph, neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by the Company Board or any such committee of the Offer, the Merger Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or
(iii) enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, subject to compliance with this paragraph prior to the time of acceptance for payment of Shares pursuant to the Offer, the Company Board may withdraw or modify its approval or recommendation of the Offer, the Merger Agreement or the Merger, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, in each case at any time after the fifth business day following Parent's receipt of written notice from the Company advising Parent that the Company Board has received a Superior Proposal which it intends to accept, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal, but only if the Company shall have caused its financial and legal advisors to negotiate with Parent to make such adjustments to the terms and conditions of the Merger Agreement as would enable the Company to proceed with the Transactions on such adjusted terms. The term "Takeover Proposal" means any bona fide proposal or offer, whether in writing or otherwise, from any Person other than Parent, Purchaser or any affiliates thereof (a "Third Party") to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of all or a material portion of the assets of the Company or any of its material Subsidiaries or 30% or more of any class of equity securities of the Company or any of its material subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction with respect to either the Company or any of its material Subsidiaries, including any single or multi-step transaction or series of related transactions, which is structured to permit such Third Party to acquire beneficial ownership of any material portion of the assets of or 30% or more of the equity interest in either the Company or any of its material Subsidiaries. The term "Superior Proposal" means an unsolicited bona fide proposal by a Third Party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than a majority of the Shares then outstanding or all or substantially all of the assets of the Company or to acquire, directly or indirectly, the Company by merger or consolidation, and otherwise on terms which the Company Board determines in good faith to be more favorable to the Company's stockholders than the Offer and the Merger (based on advice of the Company's independent financial advisor that the value of the consideration provided for in such proposal is superior to the value of the consideration provided for in the Offer and the Merger), for which financing, to the extent required, is then committed or which, in the good faith reasonable judgment of the Company Board, based on advice from the Company's independent financial advisor, is reasonably capable of being financed by such Third Party and which, in the good faith reasonable judgment of the Company Board is reasonably likely to be consummated within a period of time not materially longer in duration than the period of time reasonably believed to be necessary to consummate the Offer and Merger.

     Termination. The Merger Agreement may be terminated and the Merger contemplated therein may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company:

     (a) By the mutual written consent of Parent and the Company; provided, however, that if Parent shall have a majority of the directors pursuant to the applicable provisions of the Merger Agreement, such consent of the Company may only be given if approved by the Continuing Directors.

     (b) By either of Parent or the Company if (i) a statute, rule or executive order shall have been enacted, entered or promulgated prohibiting the Transactions on the terms contemplated by the Merger Agreement or (ii) any governmental entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties to the Merger Agreement shall use their reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

     (c) By either of Parent or the Company if the Note Tender Offer and the Offer shall not have been consummated by January 4, 1999 (except the Purchaser may extend the expiration date of the Note Tender Offer and the Offer through January 9, 1999 as required to comply with any rule, regulation or interpretation of the SEC) or the Effective Time shall not have occurred on or before April 30, 1999; provided, that the party seeking to terminate the Merger Agreement pursuant to this paragraph (c) shall not have breached in any material respect its obligations under the Merger Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger on or before such date;

     (d) By the Company: (i) if the Company has entered into an agreement with respect to a Superior Proposal or has approved or recommended a Superior Proposal in accordance with the applicable provisions of the Merger Agreement, provided the Company has complied with all provisions thereof, including the notice provisions therein, and that it simultaneously terminates the Merger Agreement and makes simultaneous payment to Parent of the Expenses and the Termination Fee; (ii) if Parent or Purchaser shall have terminated the Offer or the Offer expires without Purchaser purchasing any Shares pursuant thereto;
(iii) if, Parent, Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; or (iv) if there shall be a material breach by Parent or Purchaser of any of their representations, warranties, covenants or agreements contained in the Merger Agreement.

     (e) By Parent or Purchaser: (i) if prior to the purchase of the Shares pursuant to the Offer, (A) the Company Board shall have withdrawn, or modified or changed in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger or shall have recommended or approved a Takeover Proposal, or (B) there shall have been a material breach of any provision of the section of the Merger Agreement summarized under "No Solicitation" above; (ii) if Parent or Purchaser shall have terminated the Offer without Parent or Purchaser purchasing any Shares thereunder; (iii) if Parent or Purchaser shall have terminated the Note Tender Offer without Parent or Purchaser purchasing any Notes thereunder; (iv) if, due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions set forth in Section 14 below, Parent, Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to five (5) business days following the date of the initial public announcement of the Offer; (v) if any Person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent or Purchaser or their affiliates or any group of which any of them is a member, shall have acquired beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the Shares; (vi) if, prior to the purchase of the Shares pursuant to the Offer, the Company receives a Takeover Proposal from any Person (other than Parent or Purchaser), and the Company Board takes a neutral position or makes no recommendation with respect to such Takeover Proposal after a reasonable amount of time (and in no event more than five (5) business days following such receipt) has elapsed for the Company Board to review and make a recommendation with respect to such Takeover Proposal; or
(vii) if, after the Consummation of the Offer, there shall be a material breach by the Company of any of its representations, warranties, covenants or agreements contained in the Merger Agreement or the Stock Option Agreement.

     Termination Fee. Pursuant to the Merger Agreement, if (x) Parent or Purchaser terminates the Merger Agreement pursuant to clauses (e)(i), (e)(v) or
(e)(vi) under the heading "Termination" above or (y) the Company terminates the Merger Agreement pursuant to clause (d)(i) under the heading "Termination" above, then in each case, the Company shall pay, or cause to be paid to Parent or Purchaser, at the time of termination, an amount equal to $5,000,000 (the "Termination Fee") plus an amount equal to Parent's and Purchaser's actual and reasonably documented out-of-pocket expenses incurred by Parent or Purchaser in connection with the Offer, the Merger, the Merger Agreement and the consummation of the Transactions, including, without limitation, the fees (other than any break-up, success or other contingent fee) and out-of-pocket expenses payable to all banks, investment banking firms, and other financial institutions and Persons and their respective agents and counsel incurred in connection with acting as Parent's or Purchaser's financial advisor with respect to, or arranging or committing to provide or providing any financing for, the Transactions up to an aggregate of $2,500,000 (the "Expenses"). In addition, if the Merger Agreement is terminated by Parent or Purchaser pursuant to clause
(e)(ii), (e)(iii) or (e)(vii) under the heading "Termination" above (other than by reason of a breach of the section in the Merger Agreement summarized under "No Solicitation" above) or, prior to the Consummation of the Offer, by reason of a breach of the conditions set forth in paragraph (d) of Section 14 hereof ("Conditions to the Stock Tender Offer and the Note Tender Offer"), or by the Company pursuant to clause (d)(ii) under the heading "Termination" above and at the time of such termination, neither Parent nor Purchaser is in material breach of the Merger Agreement, then the Company shall pay to Parent at the time of termination, the Expenses, and, if the Company shall thereafter, within 12 months after such termination, announce its intention to enter into an agreement with respect to a Takeover Proposal and the Company subsequently consummates the transaction(s) contemplated by such agreement, then the Company shall pay the Termination Fee concurrently with such consummation; provided, however, that, with respect to a termination pursuant to clause (e)(ii) or (e)(iii) under the heading "Termination" above, the Expenses and the Termination Fee will be payable only if the Offer and the Note Tender Offer shall have remained continuously open for a period of at least 20 business days and neither the Minimum Stock Condition nor the Minimum Note Condition were satisfied at the expiration of the Offer or the Note Tender Offer, as the case may be. Any payments required to be made pursuant to this Section shall be made by wire transfer of same day funds to an account designated by Purchaser.

     Indemnification. The Merger Agreement provides that the Company shall, and, from and after the Effective Time, the Surviving Corporation shall, indemnify and hold harmless, each present and former director, officer or employee of the Company or any of its Subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, losses, claims, damages and liabilities incurred in connection with, and amounts paid in settlement of, any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and wherever asserted, brought or filed, (x) arising out of or pertaining to the Transactions or (y) otherwise with respect to any acts or omissions or alleged acts or omissions occurring at or prior to the Effective Time to the same extent as such persons are entitled to indemnification as of the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time must be reasonably satisfactory to the Surviving Corporation, and (ii) the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that the Surviving Corporation will not be liable for any settlement effected without its written consent (which consent will not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. The indemnity agreements of the Surviving Corporation in the applicable provision of the Merger Agreement shall extend, on the same terms to, and shall inure to the benefit of and shall be enforceable by, each Person or entity who controls, or in the past controlled, any present or former director, officer or employee of the Company or any of its Subsidiaries.

     The Merger Agreement provides that not later than 30 days after the Consummation of the Offer, the Surviving Corporation will procure directors' and officers' liability insurance policies (the "New Insurance") covering for a period of six years after the Effective Time those Persons who are currently covered by the Company's directors' and officers' liability insurance policies (the "Current Insurance") and providing coverage (including but not limited to amounts of coverage, amounts of deductibles, employment practices liability and other terms) that are no less favorable than the terms (exclusive of year 2000 coverage) contained in the Current Insurance. Pursuant to the terms of the Merger Agreement, the Surviving Corporation will maintain the New Insurance continuously in effect for such six years period and will not cancel the Current Insurance unless and until the New Insurance has been procured. If the New Insurance is provided under any insurance policies other than a "run-off" of the Company's existing insurance policies, such new policies shall be in form and substance reasonably satisfactory to the Continuing Directors. The Merger Agreement further provides that the foregoing indemnification provisions shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by the Indemnified Parties.

     Miscellaneous. The Merger Agreement provides that Parent shall be responsible for the performance of, and, if necessary, shall perform, or cause to be performed, each obligation of Purchaser or the Surviving Corporation, or either of their permitted successors and assigns, under the Merger Agreement.

     Stock Option Agreement

     The following is a summary of the material terms of the Stock Option Agreement, dated as of November 12, 1998, between the Company and Parent (the "Stock Option Agreement"). This summary is not a complete description of the terms and conditions of the Stock Option Agreement and is qualified in its entirety by reference to the full text of the Stock Option Agreement, which is incorporated by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Stock Option Agreement may be examined, and copies obtained, as set forth in the Offer to Purchase. Capitalized terms not otherwise defined herein or in the following summary shall have the meaning set forth in the Stock Option Agreement.

     Grant of Option. The Stock Option Agreement provides for the grant by the Company to Parent of an irrevocable option (the "Stock Option") to purchase up to 2,073,753 Common Shares, or such other number of Common Shares as equals 19.9% of the issued and outstanding Common Shares at the time of exercise of the Stock Option, at a price of $1.50 per Share (the "Exercise Price"), payable in cash in accordance with the terms of the Stock Option Agreement.

     Exercise of Option. The Stock Option Agreement provides that the Stock Option may be exercised by Parent in whole or in part, at any time or from time to time (a) after the Merger Agreement is terminated pursuant to a Trigger Event (as defined below) or (b) after Purchaser accepts payment for Shares tendered in the Offer and prior to the Effective Time. For the purposes of the Stock Option Agreement, "Trigger Event" means the termination of the Merger Agreement either
(i) by the Company, if it has entered into an agreement with respect to a Superior Proposal or has approved or recommended a Superior Proposal, in accordance with the applicable provisions of the Merger Agreement, provided the Company has complied with all provisions thereof, including the notice provisions therein, and that it simultaneously terminates the Merger Agreement and makes simultaneous payment to Parent of the Expenses and the Termination Fee, or (ii) by Parent, if prior to the purchase of the Shares pursuant to the Offer, the Company Board shall have withdrawn, or modified or changed in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger Agreement, or the Merger or shall have recommended or approved a Takeover Proposal.

     Termination. The Stock Option Agreement provides that the Stock Option will terminate upon the earliest of: (i) the Effective Time of the Merger;
(ii) the termination of the Merger Agreement pursuant to the termination provisions thereof, other than a termination as a result of the occurrence of a Trigger Event; or (iii) 120 days following any termination of the Merger Agreement as a result of the occurrence of a Trigger Event (or if, at the expiration of such 120 day period the Stock Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, or because the applicable waiting period under the HSR Act has not expired or been terminated, 10 business days after such impediment to exercise has been removed or has become final and not subject to appeal, but in no event later than 210 days after the date of termination of the Merger Agreement). The Stock Option Agreement further provides that the Stock Option may not be exercised if Parent is in material breach of any of its representation, warranties, covenants or agreements contained in the Stock Option Agreement or the Merger Agreement.

     Certain Repurchases. The Stock Option Agreement provides that, at the request of Parent at any time during which the Stock Option is exercisable (the "Repurchase Period"), the Company (or any successor entity) will repurchase from Parent the Stock Option, or any portion thereof, for a price equal to the amount by which the Market/Tender Offer Price (as defined below) for Common Shares as of the date Parent gives notice of its intent to exercise its rights to "put" the Stock Option to the Company exceeds the Exercise Price, multiplied by the number of Common Shares purchasable pursuant to the Stock Option (or portion thereof with respect to which Parent is exercising its rights to "put" the Stock Option to the Company). For purposes of the Stock Option Agreement, Market/Tender Offer Price means the higher of (A) the highest price per Common Share paid as of such date pursuant to any tender or exchange offer or other Takeover Proposal or (B) the average of the closing sale prices of Common Shares on the NYSE for the ten trading days immediately preceding such date.

     Registration Rights. The Stock Option Agreement provides that in the event that Parent desires to sell any of the Common Shares purchased pursuant to the Stock Option within three years after such purchase, and such sale requires in the opinion of counsel to Parent, which opinion will be reasonably satisfactory to the Company and its counsel, registration of such shares under the Securities Act, Parent may, by written notice (the "Registration Notice") to the Company, request the Company to register under the Securities Act all or any part of the Common Shares purchased pursuant to the Stock Option ("Restricted Shares") beneficially owned by Parent (the "Registrable Securities") pursuant to a bona fide firm commitment underwritten public offering in which Parent and the underwriters will effect as wide a distribution of such Registrable Securities as is reasonably practicable and will use their best efforts to prevent any person and its affiliates from purchasing through such offering Restricted Shares representing more than 2% of the outstanding Common Shares on a fully diluted basis (a "Permitted Offering"). The Company (and/or any person designated by the Company) will have the option, exercisable by written notice delivered to Parent within 10 business days after the receipt of the

Registration Notice, to purchase all or any part of the Registrable Securities for cash at a price (the "Option Price") equal to the product of (i) the number of Registrable Securities and (ii) the Fair Market Value (as defined in the Stock Option Agreement) of such Registrable Securities. Purchaser is entitled to request an aggregate of two effective registration statements under the terms of the Stock Option Agreement.

     Adjustment upon Changes in Capitalization. The Stock Option Agreement provides that in the event of any change in Common Shares by reason of stock dividends, stock splits, mergers (other than the Merger), recapitalizations, combinations, exchange of shares or the like, the type and number of shares or securities subject to the Stock Option, and the Exercise Price per share, will be adjusted appropriately.

     Confidentiality Agreement

     The following is a summary of certain provisions of the Confidentiality Agreement, dated as of August 21, 1998, between Parent and the Company (the "Confidentiality Agreement"). This summary is not a complete description of the terms and conditions of the Confidentiality Agreement and is qualified in its entirety by reference to the full text of the Confidentiality Agreement filed with the Commission as an exhibit to the Schedule 14D-1 and is incorporated herein by reference. Capitalized terms not otherwise defined below shall have the meanings set forth in the Confidentiality Agreement. The Confidentiality Agreement may be examined, and copies obtained, as set forth in Section 9 of this Offer to Purchase.

     Pursuant to the terms of the Confidentiality Agreement between the Company and Parent, dated as of August 21, 1998, the Company and Parent agreed to provide, among other things, for the confidential treatment of their discussions regarding the Offer, the Note Offer to Purchase and the Merger, and the exchange of certain confidential information concerning the Company. The term of the Confidentiality Agreement is for one year, unless terminated earlier. Purchaser further agreed, until the earliest of (i) the acquisition of the Company by Parent or any third party, (ii) 12 months following termination of the Confidentiality Agreement, or (iii) 15 months from the date of the Confidentiality Agreement, (A) it would not initiate or maintain contact with any officer or senior-level employee of the Company, and (B) it will not specifically target any other employees of the Company for employment.

     In addition, provided Parent has received substantially all of the information requested from the Company, Parent has agreed that neither it nor any of its Representatives will, for a period of the later of 15 months from the date of the Confidentiality Agreement or 12 months from the termination of the Confidentiality Agreement: (A)(i) commence a tender or exchange offer for voting securities of the Company, or (ii) solicit proxies or otherwise attempt to influence the voting of the Company's securities; or (B) act, or express any intent to act, whether alone or with any other group, to seek with regard to the Company, (i) a merger, business combination, or acquisition of all or substantially all assets, (ii) a restructuring or recapitalization, or (iii) control or influence over the management, the Board of Directors or the policies of the Company, unless there has been a public disclosure of a tender offer or similar attempt by a third party to acquire all or substantially all assets or voting securities of the Company.

12. PLANS FOR THE COMPANY; OTHER MATTERS.

  Plans for the Company

     The Parent presently intends to implement, promptly following consummation of the Offer, a $170 million remodeling program for the Company's stores to convert them into "Ames" stores. The remodeling program is anticipated to be implemented over a nine-month period and will involve staggered store closings during the remodeling period. The Parent is conducting a detailed review of the Company and its business and operations with a view towards determining how to optimally realize any potential synergies which may exist between the operations of the Company and those of the Parent. Such review is not expected to be completed until after the consummation of the Merger, and, following such review, the Parent will consider what, if any, changes would be desirable in light of the circumstances then existing. However, the Parent presently intends that, following the Offer, the Company (and after the Merger, the Surviving Corporation) will be an operating subsidiary of Parent.

     If, as and to the extent that Purchaser acquires control of the Company, Parent and Purchaser intend to conduct a detailed review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and to consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. Such changes could include, among other things, closing certain of the Company's stores, transfers of all or any portion of the Company's assets to Parent or a subsidiary of Parent, merging or otherwise consolidating the Company into Parent or another subsidiary of Parent, or changes in the Company's business, corporate structure, certificate of incorporation, by-laws, capitalization, management or dividend policy.

     Assuming the Minimum Stock Condition is satisfied and Purchaser purchases Shares pursuant to the Offer, Parent intends to promptly exercise its rights under the Merger Agreement to obtain majority representation on, and control of, the Board of Directors of the Company. See "Merger Agreement--The Company Board" in Section 11 above. Parent will exercise such rights by causing the Company to elect to its Board of Directors Joseph R. Ettore, Rolando de Aguiar and David H. Lissy. Information with respect to such directors is contained in Schedule I hereto and in the Schedule 14D-9. The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer, and from time to time thereafter, Parent will be entitled to designate up to such number of directors of the Company, rounded up to the next whole number, as will give Parent representation on the Board of Directors of the Company equal to the product of the total number of directors on the Board of Directors of the Company (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any affiliate of Purchaser at such time bears to the total number of Shares then outstanding. See Section 11. The Merger Agreement provides that the directors and officers of Purchaser at the Effective Time of the Merger will, from and after the Effective Time, be the initial directors and officers, respectively, of the Surviving Corporation.

     Purchaser or an affiliate of Purchaser may, following the consummation or termination of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it shall determine, which may be more or less than the price to be paid pursuant to the Offer. Purchaser and its affiliates also reserve the right to dispose of any or all Shares acquired by them, subject to the terms of the Merger Agreement.

     Except as disclosed in this Offer to Purchase, and except as may be effected in connection with the integration of operations referred to above, neither Parent nor Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's capitalization, corporate structure, business or composition of its management or the Company Board.

     Stockholder Approval. Under the DGCL, the approval of the Company Board and the affirmative vote of the holders of a majority of the outstanding Shares are required to adopt and approve the Merger Agreement and transactions contemplated thereby. The Company has represented in the Merger Agreement that the execution and delivery of the Merger Agreement by the Company and the consummation by the Company of the transactions contemplated by the Merger Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger by the Company's stockholders in accordance with the DGCL. In addition, the Company has represented that the affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock which is necessary to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. Therefore, unless the Merger is consummated pursuant to the short-form merger provisions under the DGCL described below (in which case no further corporate action by the stockholders of the Company will be required to complete the Merger), the only remaining required corporate action of the Company will be the approval of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares. The Merger Agreement provides that Parent will vote, or cause to be voted, all of the Shares then owned by Parent, Purchaser or any of Parent's other subsidiaries and affiliates in favor of the approval of the Merger and the adoption of the Merger Agreement. In the event that Parent, Purchaser and Parent's other subsidiaries acquire in the aggregate at least a majority of the Shares entitled to vote on the approval of the Merger and the Merger Agreement, they would have the ability to effect the Merger without the affirmative votes of any other stockholders.

     Short-Form Merger. Section 253 of the DGCL provides that, if a corporation owns at least 90% of the outstanding shares of each class of another corporation, the corporation holding such stock may merge itself into such corporation without any action or vote on the part of the board of directors or the stockholders of such other corporation. In the event that Parent and any other subsidiaries of Parent acquire in the aggregate at least 90% of the outstanding Common Shares and at least 90% of the outstanding Preferred Shares pursuant to the Offer or otherwise, then, at the election of Parent, a short-form merger of Purchaser with and into the Company could be effected without any approval of the Company Board or the stockholders of the Company, subject to compliance with the provisions of Section 253 of the DGCL. Even if Parent and Purchaser do not own 90% of the outstanding Common Shares or 90% of the outstanding Preferred Shares following consummation of the Offer, Parent and Purchaser could seek to purchase additional shares in the open market or otherwise in order to reach the applicable 90% threshold and employ a short-form merger. The per share consideration paid for any Shares so acquired may be greater or less than that paid in the Offer. Parent presently intends to effect such a short-form merger if permitted to do so under the DGCL.

     Appraisal Rights. Holders of the Shares do not have appraisal rights in connection with the Offer. However, if the Merger is consummated, holders of the Shares at the Effective Time will have certain rights pursuant to the provisions of Section 262 of the DGCL including the right to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Under
Section 262 of the DGCL, dissenting stockholders of the Company who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest thereon, if any. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger. THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS UNDER THE DGCL DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY APPRAISAL RIGHTS AVAILABLE UNDER THE DGCL. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

     Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger would be effected within one (1) year following consummation of the Offer and in the Merger stockholders would receive the same price per Share as paid in the Offer. If Rule 13e-3 were applicable to the Merger, it would require, among other things, that certain financial information concerning the Company, and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such a transaction, be filed with the Commission and disclosed to minority stockholders prior to consummation of the transaction.

13. DIVIDENDS AND DISTRIBUTIONS.

     The Merger Agreement provides that the Company shall not, between the date of the Merger Agreement and the Effective Time, without the prior written consent of Parent, (a) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of any shares of capital stock of any class of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except pursuant to the Stock Option Agreement, outstanding Options and Warrants, and the Company's Associate Stock Purchase Plan), (b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for such declarations, set asides, dividends and other distributions made by any Subsidiary to the Company or (c) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock.

14. CONDITIONS TO THE STOCK TENDER OFFER AND THE NOTE TENDER OFFER.

     Stock Tender Offer. Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of and payment for Shares tendered, if
(i) the Minimum Stock Condition shall not have been satisfied, (ii) the Note Purchase Condition shall not have been satisfied, (iii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer or (iv) at any time on or after the date of the Merger Agreement, and prior to the acceptance for payment of Shares, any of the following conditions shall occur and be continuing:

          (a) there shall be threatened or pending any suit, action or proceeding by a federal, state or foreign government entity (i) seeking to prohibit or impose any material limitations on Parent's or Purchaser's ownership or operation (or that of any of its subsidiaries or affiliates) of all or a material portion of its or the Company's businesses or assets,
     (ii) seeking to compel Parent or Purchaser or their subsidiaries or affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective subsidiaries, in each case taken as a whole, (iii) challenging the acquisition by Parent or Purchaser of any Shares pursuant to the Offer or the Stock Option Agreement, (iv) seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other Transactions, (v) seeking to obtain from the Company any damages that would be reasonably likely to have a Material Adverse Effect (as defined below) on the Company, (vi) seeking to impose material limitations on the ability of Parent or Purchaser, or rendering Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, (vii) seeking to impose material limitations on the ability of Purchaser effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders, or (viii) which otherwise would have a Material Adverse Effect on the Company or, as a result of the Transactions, Parent and its subsidiaries; or

          (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to any Transaction, or any other action shall be taken by any governmental entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses
     (i) through (viii) of paragraph (a) above; or

          (c) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on the NYSE, the American Stock Exchange or in the Nasdaq National Market System, for a period in excess of three hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (3) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (4) any limitation or proposed limitation (whether or not mandatory) by any United States governmental authority or agency that has a material adverse effect generally on the extension of credit by banks or other financial institutions, (5) any change in general financial bank or capital market conditions which has a material adverse effect on the ability of financial institutions in the United States to extend credit or syndicate loans, or (6) in the case of any of the situations in clauses
     (1) through (5) inclusive, existing on the date hereof, a material acceleration or worsening thereof; or

          (d) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and accurate as of the date of consummation of the Offer as though made on or as of such date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period) or the Company shall have breached or failed to perform or comply with any obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it except, in each case where the failure of such representations and warranties to be true and accurate (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth herein), or the failure to perform or comply with such obligations, agreements or covenants, do not, individually or in the aggregate, have a

     Material Adverse Effect on the Company or a materially adverse effect on the ability to consummate the Offer or the Merger or any of the other Transactions; or

          (e) there shall have occurred any events or changes which have had or would have or constitute, individually or in the aggregate, a Material Adverse Effect on the Company; or

          (f) the Company's Board of Directors (i) shall have withdrawn, or modified or changed in a manner adverse to Parent or Purchaser (including by amendment of the Schedule 14D-9) its recommendation of the Offer, the Merger Agreement, or the Merger, (ii) shall have recommended a Takeover Proposal, (iii) shall have adopted any resolution to effect any of the foregoing, or (iv) upon request of Parent or Purchaser, shall fail to reaffirm its approval or recommendation of the Offer, the Agreement, the Merger or any of the other Transactions; or

          (g) any Person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent, Purchaser or their affiliates or any group of which any of them is a member, shall have acquired or announced its intention to acquire beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the Shares; or

          (h) any party to the Stock Option Agreement other than Parent shall have breached or failed to perform any of its agreements under such agreement or breached any of its representations and warranties in such agreements or any such agreements shall not be valid, binding and enforceable, except for such breaches or failures or failures to be valid, binding and enforceable that do not materially and adversely affect the benefits expected to be received by Parent or Purchaser under the Stock Option Agreement; or

          (i) the Merger Agreement shall have terminated in accordance with its terms; or

          (j) Purchaser shall not have received sufficient financing, on terms at least as favorable to Purchaser as are contained in the Commitment Letter, to pay the aggregate Merger Consideration payable hereunder, to purchase the Notes pursuant to the Note Tender Offer and to satisfy the ongoing working capital needs of the Surviving Corporation (it being agreed that Parent and Purchaser will use reasonable commercial efforts to consummate the financing pursuant to the Commitment Letter, subject to satisfactory documentation in Parent's and Purchaser's reasonable discretion); or

          (k) if the Offer has not expired on or before December 28, 1998, the Company shall have failed to deliver a certificate to Parent, in form and substance reasonably acceptable to Arthur Andersen LLP and Parent, stating that a Financial MAC (as defined below) has not occurred;

which in the sole judgment of Parent or Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by Parent or Purchaser not otherwise in breach of the Merger Agreement) giving rise to such condition makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payments for Shares.

     The Merger Agreement defines the term "Material Adverse Effect" to mean any effect that is or is reasonably likely to be materially adverse to the business, results of operation, financial condition, assets or liabilities (including, without limitation, contingent liabilities) of the Company and its Subsidiaries taken as a whole, except that, with regard to the financial condition or results of operation of the Company, it shall constitute a Material Adverse Effect only if, at December 26, 1998, (i) Working Capital is less than $197,000,000, or (ii) the sum of the outstanding balance under the Company Credit Agreement and book merchandise/trade accounts payable owed by the Company and its Subsidiaries exceeds $230,000,000 (the "Financial MAC"). "Working Capital" means, with respect to the Company and its Subsidiaries on the date the Financial MAC is determined, the excess of (a) the sum of book cash and cash equivalents plus book bankcard receivables plus book inventory, less (b) the sum of the outstanding balance under the Company Credit Agreement plus book merchandise/trade accounts payable. Such book amounts shall be determined consistently with the practices used by the Company in arriving at its regular month-end amounts and/or as defined in the Company's annual report to the Commission on Form 10-K for the fiscal year ended January 31, 1998, except that interim weekly data shall be used to "roll-forward" balances from the end of the fiscal month of November to December 26, 1998; provided further, that if the Company has notified the Purchaser's chief financial or chief accounting officer, in writing delivered by express mail or delivery or by fax, that
(i) the Company has prepaid
any sales, payroll or other similar fiduciary taxes through the period ending January 2, 1999, and (ii) the amount of such prepayments, that the amount of such prepayments shall be deducted from the outstanding balance under the Company Credit Agreement in calculating the Financial MAC.

     The foregoing conditions are for the sole benefit of Parent and Purchaser and may be waived by Parent or Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of Parent or Purchaser (subject to certain limitations in the Merger Agreement). The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     Note Tender Offer. Notwithstanding any other provision of the Note Tender Offer, Purchaser shall not be required to accept for payment or pay for any Notes or related Consents tendered pursuant to the Note Tender Offer and may terminate or amend the Note Tender Offer and may postpone the acceptance for payment of and payment for Notes and related Consents tendered, if (i) the Minimum Note Condition shall not have been satisfied, (ii) the Minimum Stock Condition shall not have been satisfied or (iii) at any time on or after the date of the Merger Agreement, and prior to the acceptance for payment of Notes and related Consents, any of the following conditions shall occur and be continuing:

          (a) there shall be threatened or pending any suit, action or proceeding by a federal, state or foreign governmental entity (i) seeking to prohibit or impose any material limitations on Parent's or Purchaser's ownership or operation (or that of any of its subsidiaries or affiliates) of all or a material portion of its or the Company's businesses or assets,
     (ii) seeking to compel Parent or Purchaser or their respective subsidiaries or affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective subsidiaries, in each case taken as a whole, (iii) challenging the acquisition by Parent or Purchaser of any Notes pursuant to the Note Tender Offer or payment for the related Consents, (iv) seeking to restrain or prohibit the making or consummation of the Note Tender Offer, the seeking of Consents, or the performance of any of the other Transactions,
     (v) seeking to obtain from the Company any damages that would be reasonably likely to have a Material Adverse Effect on the Company, (vi) seeking to impose material limitations on the ability of Purchaser or Parent, or rendering Purchaser unable, to accept for payment, pay for or purchase some or all of the Notes pursuant to the Note Tender Offer, (vii) seeking to impose material limitations on the ability of Purchaser or Parent effectively to exercise full rights of ownership of any Notes or related Consents, or (viii) which otherwise would have a Material Adverse Effect on the Company or, as a result of the Transactions, Parent and its subsidiaries; or

          (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to any Transaction, or any other action shall be taken by any governmental entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses
     (i) through (viii) of paragraph (a) above; or

          (c) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on the NYSE, the American Stock Exchange or in the Nasdaq National Market System, for a period in excess of three hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (3) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (4) any limitation or proposed limitation (whether or not mandatory) by any United States governmental authority or agency that has a material adverse effect generally on the extension of credit by banks or other financial institutions, (5) any change in general financial bank or capital market conditions which has a material adverse effect on the ability of financial institutions in the United States to extend credit or syndicate loans, or (6) in the case of any of the situations in clauses
     (1) through (5) inclusive, existing on the date hereof, a material acceleration or worsening thereof; or

          (d) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and accurate as of the date of consummation of the Offer as though made on or as of such date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period) or the Company shall have breached or failed to perform or comply with any obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it except, in each case where the failure of such representations and warranties to be true and accurate (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth herein), or the failure to perform or comply with such obligations, agreements or covenants, do not, individually or in the aggregate, have a Material Adverse Effect on the Company or a materially adverse effect on the ability to consummate the Offer or the Merger or any of the other Transactions; or

          (e) there shall have occurred any events or changes which have had or would have or constitute, individually or in the aggregate, a Material Adverse Effect on the Company; or

          (f) the Company's Board of Directors (i) shall have withdrawn, or modified or changed in a manner adverse to Parent or Purchaser (including by amendment of the Schedule 14D-9) its recommendation of the Offer, the Merger Agreement, or the Merger, (ii) shall have recommended a Takeover Proposal, (iii) shall have adopted any resolution to effect any of the foregoing, or (iv) upon request of Parent or Purchaser, shall fail to reaffirm its approval or recommendation of the Offer, the Merger Agreement, the Merger or any of the other Transactions; or

          (g) any Person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent, Purchaser or their affiliates or any group of which any of them is a member, shall have acquired or announced its intention to acquire beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the Shares; or

          (h) any party to the Stock Option Agreement other than Parent shall have breached or failed to perform any of its agreements under such agreement or breached any of its representations and warranties in such agreements or any such agreements shall not be valid, binding and enforceable, except for such breaches or failures or failures to be valid, binding and enforceable that do not materially and adversely affect the benefits expected to be received by Parent or Purchaser under the Stock Option Agreement; or

          (i) the Merger Agreement shall have terminated in accordance with its terms; or

          (j) Purchaser shall not have received sufficient financing, on terms at least as favorable to Purchaser as are contained in the Commitment Letter, to pay the aggregate Merger Consideration payable hereunder, to purchase the Notes pursuant to the Note Tender Offer and to satisfy the ongoing working capital needs of the Surviving Corporation (it being agreed that Parent and Purchaser will use reasonable commercial efforts to consummate the financing pursuant to the Commitment Letter, subject to satisfactory documentation in Parent's and Purchaser's reasonable discretion); or

          (k) if the Note Tender Offer has not expired on or before December 28, 1998, the Company shall have failed to deliver a certificate to Parent, in form and substance reasonably acceptable to Arthur Andersen LLP and Parent, stating that a Financial MAC (as defined above) has not occurred;

which in the sole judgment of Parent or Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by Parent or Purchaser not otherwise in breach of the Merger Agreement) giving rise to such condition makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payments for Shares.

     The foregoing conditions are for the sole benefit of Parent and Purchaser and may be waived by Parent or Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of Parent or Purchaser (subject to certain limitations in the Merger Agreement). The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS.

     General. Except as described in this Section 15, based on information provided by the Company, none of the Company, Purchaser or Parent is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by Parent or Purchaser pursuant to the Offer, the Merger or otherwise, except as set forth above, or of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer, the Merger or otherwise. Should any such approval or other action be required, Purchaser and Parent presently contemplates that such approval or other action will be sought, except as described below under "State Antitakeover Statutes." While, except as otherwise described in this Offer to Purchase, Purchaser does not presently intend to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of, or other substantial conditions complied with, in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment, or pay for, any Shares tendered. See Section 14 for certain conditions to the Offer, including conditions with respect to governmental actions.

     State Antitakeover Statutes. Section 203 of the DGCL, in general, prohibits a Delaware corporation, such as the Company, from engaging in a "Business Combination" (defined as a variety of transactions, including mergers) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of the outstanding voting stock of the subject corporation) for a period of three years following the date that such person became an Interested Stockholder unless, prior to the date such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder. The provisions of Section 203 of the DGCL are not applicable to any of the transactions contemplated by the Merger Agreement, since the Merger Agreement and the transactions contemplated thereby were approved by the Company Board prior to the execution thereof.

     A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States (the "Supreme Court") invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made certain corporate acquisitions more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

     Parent and Purchaser do not believe that the antitakeover laws and regulations of any state other than the State of Delaware will by their terms apply to the Offer, and, except as set forth above with respect to Section 203 of the DGCL, neither the Parent nor Purchaser has attempted to comply with any state antitakeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state antitakeover statute is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or may be delayed in consummating the Offer. In such case, Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered pursuant to the Offer. See Section 14.

     Antitrust. The Offer and the Merger are subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "DOJ") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied.

     Parent has filed its Notification and Report Forms with respect to the Offer under the HSR Act on November 12, 1998. The Company is required to file, and has informed Parent it will file, its Notification and Report Forms with respect to the Offer under the HSR Act on or before November 20, 1998. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on the fifteenth day after the date Parent's form was filed unless early termination of the waiting period is granted. However, the DOJ or the FTC may extend the waiting period by requesting additional information or documentary material from Parent or the Company. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the tenth day after substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the DOJ or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Parent will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 14.

     The FTC and the DOJ frequently scrutinize the legality under the Antitrust Laws (as defined below) of transactions such as Purchaser's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after Purchaser's acquisition of Shares, the DOJ or the FTC could take such action under the Antitrust Laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise seeking divestiture of Shares acquired by Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the Antitrust Laws under certain circumstances. Based upon an examination of information provided by the Company relating to the businesses in which Parent and the Company are engaged, Parent and Purchaser believe that the acquisition of Shares by Purchaser will not violate the Antitrust Laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation and certain government actions.

     As used in this Offer to Purchase, "Antitrust Laws" shall mean and include the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

     Federal Reserve Board Regulations. Regulations T, U and X (the "Margin Regulations") of the Federal Reserve Board restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral. Purchaser believes that the financing of the acquisition of the Shares will be in full compliance with or not subject to the margin regulations.

16. FEES AND EXPENSES.

     Bear, Stearns is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services to Parent in connection with the proposed acquisition of the Company. Parent has agreed to pay Bear, Stearns for its services (i) a retainer fee of $50,000 (the "Retainer Fee"), (ii) an opinion fee of $750,000 (the "Opinion Fee"), and (iii) a success fee of $2,800,000 (the "Success Fee"), against which the Retainer Fee and the Opinion Fee, to the extent previously paid, will be credited. Bear, Stearns is acting as the dealer manager for the Note Tender Offer for which it will receive customary compensation. In addition, Parent has agreed to reimburse Bear, Stearns for all reasonable out-of-pocket expenses incurred by Bear, Stearns including the reasonable fees of its counsel and of other consultants and advisors retained by Bear, Stearns with the approval of Parent, and to indemnify Bear, Stearns and certain related persons against certain liabilities and expenses, including certain liabilities under the federal securities laws. In the ordinary course of its business, Bear, Stearns and its affiliates may actively trade in the Shares for its own account and for the account of its customers, and accordingly, may at any time hold a long or short position in the Shares.

     Purchaser has retained ChaseMellon Shareholder Services, L.L.C. to serve as the Depositary and D.F. King & Co., Inc. to serve as the Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by personal interview, mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders. The Information Agent and the Depositary will each receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities in connection with their services, including certain liabilities and expenses under the federal securities laws.

     Except as set forth above, Purchaser will not pay any fees or commissions to any broker or dealer or other person or entity in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

17. MISCELLANEOUS.

     Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser shall make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Purchaser has filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer. In addition, the Company has filed with the Commission the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, setting forth its recommendation with respect to the Offer and the reasons for its recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the same manner set forth in Section 9 of this Offer to Purchase (except that such material will not be available at the regional offices of the Commission).

                                          HSC ACQUISITION CORP.

November 18, 1998

                                   SCHEDULE I
           INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF
                              PARENT AND PURCHASER

1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT.

     The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Parent. Unless otherwise indicated, the business address of each such person is c/o Ames Department Stores, Inc., 2418 Main Street, Rocky Hill, CT 06067 and each such person is a citizen of the United States. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer at Parent for the past five years.

                                                       PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                                MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------------------  ------------------------------------------------------------------------
JOSEPH R. ETTORE.......................  Mr. Ettore has been President, Chief Executive Officer and a Director of
                                         Parent since June 1994. Prior to joining Parent, he was President, Chief
                                         Executive Officer and a Director of Jamesway Corporation ("Jamesway")
                                         from July 1993 to June 1994. Jamesway filed for protection under
                                         Chapter 11 of the Bankruptcy Code ("Chapter 11") in July 1993, emerged from the Chapter 11 case in January 1995, and re-filed for protection under Chapter 11 in October 1995. Mr. Ettore was Chairman of the Board
                                         and Chief Executive Officer of Stuarts Department Stores, Inc.
                                         ("Stuarts") from October 1992 to June 1993, and he remained a Director of Stuarts until May 1994. Stuarts filed under Chapter 11 in December
                                         1990 and emerged from the Chapter 11 case in October 1992 and re-filed for protection under Chapter 11 in May 1995.

FRANCIS X. BASILE .....................  Mr. Basile is currently retired. Prior to his retirement, he was
Director since 1992                      Chairman and Chief Executive Officer of the CIT Group/Factoring, Inc. He
                                         was also Director and Chairman of the National Commercial Finance
                                         Association and a member of its Executive Committee.

PAUL BUXBAUM ..........................  Mr. Buxbaum is President of Buxbaum Group Associates, Inc., a nationwide
Director since 1992                      retail consulting company and Chief Executive Officer of Global Health
Chairman since 1993                      Sciences, Inc., a developer, manufacturer and packager of vitamins, herbs, dietary supplements and protein powders. He is also a Director of
                                         Richmond Gordman 1/2 Price Stores and Lamonts Apparel, Inc. and was
                                         formerly a Director of Herbalife International, Inc.

ALAN COHEN ............................  Mr. Cohen has been Chairman of Alco Capital Group, Inc., et al., a
Director since 1992                      diversified financial service and investment company, since 1975, and
                                         Chief Executive Officer of Russ Toggs, Inc., since November 1993. He is also Chairman of the Board of Alco Cadillac-Pontiac Sales Corp., and
                                         formerly served as court-appointed trustee of Tower Financial
                                         Corporation and as Chief Executive Officer of Health-Tex, Inc.

RICHARD M. FELNER .....................  Mr. Felner has been the head of Richard M. Felner Associates, a
Director since 1994                      consulting firm specializing in retail and commercial real estate, since
                                         1991.

SIDNEY S. PEARLMAN ....................  Mr. Pearlman is currently retired. He has extensive retail experience,
Director since 1992                      having served as president of three different department store chains.

                                                       PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                                MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------------------  ------------------------------------------------------------------------
LAURIE M. SHAHON ......................  Ms. Shahon has been the President of the Wilton Capital Group since
Director since 1995                      January 1994, which makes principal investments in later-stage venture capital companies and medium-sized management buyouts. She was previously Managing Director of "21" International Holdings, Inc., a
                                         private holding company, from April 1988 to December 1993. She is also a
                                         Director of One Price Clothing Stores, Inc. and Homeland Holding
                                         Corporation.

JAMES J. AGLIO, JR.....................  Mr. Aglio became Senior Vice President, General Merchandise Manager,
                                         Home Division of Parent in June 1998. Since joining Parent in July 1974, he has served in various merchandising positions including Buyer,
                                         Divisional Merchandise Manager, Assistant Vice President, and Vice
                                         President Home Division.

ROLANDO DE AGUIAR......................  Mr. de Aguiar joined Parent as Executive Vice President, Chief Financial
                                         Officer on April 14, 1998. Prior to joining Parent, he was President of
                                         Aguiar Associates from March 1997 to March 1998. He served as Executive
                                         Vice President and Chief Administrative Officer for Gruma from October
                                         1994 to January 1997, and from September 1991 to August 1994 he held senior financial positions at Sears, Roebuck & Co., the most recent of which was Vice President and Controller--Merchandise Group.

EUGENE E. BANKERS......................  Mr. Bankers joined Parent as Senior Vice President, Marketing in
                                         December 1993. Prior to joining Parent, he was Vice President,
                                         Communications and Investor Relations at Shopko Stores, Inc. from 1991 to 1993.

RICHARD L. CARTER......................  Mr. Carter joined Parent as Senior Vice President, Human Resources in
                                         February 1993.

DAVID S. COVITZ........................  Mr. Covitz became Senior Vice President, General Merchandise Manager,
                                         Hardlines of Parent in June 1998. Since joining Parent in November 1989, he has served as Vice President, Divisional Merchandise Manager of various divisions and as Vice President, General Merchandise Manager,
                                         Hardlines. Prior to joining Parent, his background included employment at Gold Circle Stores and Filenes Department Store.

GREGORY D. LAMBERT.....................  Mr. Lambert joined Parent as Senior Vice President, Finance in September
                                         1996. Prior to joining Parent, he was employed at Homart Development as
                                         Vice President-Strategy from 1994 to 1996 and was employed at The May
                                         Department Stores Company as Director of Strategic Planning from 1989 to
                                         1994.

PAUL C. LANHAM.........................  Mr. Lanham became Senior Vice President, Management Information Systems,
                                         in March, 1996. He joined Parent in October 1994 as Vice President,
                                         Allocation and Planning. Prior to joining Parent, he was employed at
                                         Brookstone Stores, most recently as Director of Inventory Management.

DENIS T. LEMIRE........................  Mr. Lemire joined Parent as Executive Vice President, Merchandising in
                                         August 1994. Prior to joining Parent, he was President and Chief
                                         Operating Officer of Stuarts from November, 1993 to August, 1994 and
                                         Senior Vice President, Merchandising for Stuarts from April, 1990 to
                                         November, 1993. Stuarts filed for protection under Chapter 11 in
                                         December, 1990; emerged from the Chapter 11 case in October 1992; and
                                         re-filed for protection under Chapter 11 in May 1995.

                                                       PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                                MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------------------  ------------------------------------------------------------------------
DAVID H. LISSY.........................  Mr. Lissy became Senior Vice President, General Counsel and Corporate
                                         Secretary in December 1992. Mr. Lissy joined Parent in June 1990. He has been the owner of Samuel Lehrer & Co., Inc., a wholesaler of fine quality fabrics, since 1988.

ALFRED B. PETRILLO, JR.................  Mr. Petrillo joined Parent as Senior Vice President, Store Planning in
                                         October, 1995. Prior to joining Parent, he was employed at Jamesway as
                                         Vice President, Store Planning, Construction, Maintenance and Energy
                                         from 1976 to 1995, when he was appointed Senior Vice President, Store
                                         Planning, Construction, Visual Merchandising, Plan-o-gramming,
                                         Maintenance and Energy.

GRANT C. SANBORN.......................  Mr. Sanborn became Senior Vice President, Store Operations in January
                                         1995. Since joining Parent in 1971, he has served in a number of store operations positions, most recently as Vice President, Store Operations from October 1993 to January 1995.

SANFORD H. SANSAVERA...................  Mr. Sansavera became Senior Vice President, General Merchandise Manager,
                                         Softlines of Parent in June 1998. He joined Parent as Divisional
                                         Merchandise Manager, Jewelry in May 1993. Prior to joining Parent, he was employed at the May Co. in Cleveland, OH, from 1971 to 1992, where he became Senior Vice President, General Merchandise Manager of
                                         Accessories and Shoes in 1989.

JAMES A. VARHOL........................  Mr. Varhol joined Parent as Senior Vice President, Asset Protection in
                                         August 1995. Prior to joining Parent he was employed at Jamesway, where he held a number of increasingly senior positions from 1977 to 1995, most recently Vice President, Loss Prevention from June, 1987 to August
                                         1995.

2. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER.

     The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Purchaser. The business address of each such person is c/o Ames Department Stores, Inc., 2418 Main Street, Rocky Hill, CT 06067, and each such person is a citizen of the United States.

                                                       PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                                MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------------------  ------------------------------------------------------------------------
JOSEPH R. ETTORE.......................  President and a Director of Purchaser. See Part 1 of this Schedule I.

ROLANDO DE AGUIAR......................  Vice President and a Director of Purchaser. See Part 1 of this
                                         Schedule I.

DAVID H. LISSY.........................  Vice President, Secretary and a Director of Purchaser. See Part 1 of
                                         this Schedule I.

MARK VON MAYRHAUSER....................  Treasurer of Purchaser. See Part 1 of this Schedule I.

     Facsimiles of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

                 By Mail:                                     By Hand:                            By Overnight Delivery:

          ChaseMellon Shareholder                      ChaseMellon Shareholder                    ChaseMellon Shareholder
             Services, L.L.C.                             Services, L.L.C.                           Services, L.L.C.
           Post Office Box 3301                       120 Broadway--13th Floor                      85 Challenger Road
        South Hackensack, NJ 07606                       New York, NY 10271                      Ridgefield Park, NJ 07660
Attn: Reorganization Department (registered        Attn: Reorganization Department          Mail Drop: Reorganization Department
               or certified
             mail recommended)


                           By Facsimile Transmission:

                                 (201) 296-4293

                             Confirm by Telephone:

                                 (201) 296-4860

     Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. A stockholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.
                                77 Water Street
                            New York, New York 10005
                           (800) 431-9629 (TOLL FREE)

                      The Dealer Manager for the Offer is:

                            BEAR, STEARNS & CO. INC.
                                245 Park Avenue
                            New York, New York 10167
                           (800) 513-BEAR (TOLL-FREE)
                                (800) 513-2327